Management’s Discussion and Analysis of Financial Condition and Results of Operations.	Exhibit 99.1

The following discussions should be read in conjunction with the other sections of this report, including the consolidated financial statements and related notes also contained within this Form 8-K.

Description of the Company

We manufacture and market packaged food products, including snacks, beverages, cheese, convenient meals and various packaged grocery products, in approximately 160 countries.

Executive Summary

The following executive summary is intended to provide significant highlights of the discussion and analysis that follows.

•	Net revenues in 2009 decreased 3.7% to $40.4 billion. Net revenues in 2008 increased 16.9% to $41.9 billion.

•

Diluted EPS attributable to Kraft Foods increased 6.8% to $2.03 in 2009 and increased 11.8% to $1.90 in 2008. Diluted EPS attributable to Kraft Foods from continuing operations increased 67.8% to $2.03 in 2009 and decreased 22.4% to $1.21 in 2008.

•

Four priorities will shape our long-term strategy: focusing on growth categories; expanding our footprint in developing markets; expanding our presence in instant consumption channels; and enhancing margins.

•

On February 2, 2010, we had received acceptances to our offer of 71.73% of the outstanding ordinary shares of Cadbury plc. The combination of Kraft Foods and Cadbury will create a global powerhouse in snacks, confectionery and quick meals with a rich portfolio of iconic brands. As of February 15, 2010, we had received acceptances of 1,262,356,520 shares representing 91.02% of the outstanding Cadbury ordinary shares.

•

On February 8, 2010, we issued $9.5 billion of senior unsecured notes at a weighted-average effective rate of 5.364% and are primarily using the net proceeds ($9,379 million) to finance the Cadbury acquisition.

•

On January 4, 2010, we entered into an agreement to sell the assets of our North American frozen pizza business to Nestlé USA, Inc. for total consideration of $3.7 billion. The sale, which is subject to customary conditions, including regulatory clearances, is expected to close in mid-2010.

•

On November 30, 2009, we entered into a revolving credit agreement for a $4.5 billion three-year senior unsecured revolving credit facility. The agreement replaced our former revolving credit agreement, which was terminated upon the signing of the new agreement.

•

Our $5.0 billion share repurchase authority expired on March 30, 2009. Prior to the expiration, we repurchased 130.9 million shares for $4.3 billion under the program. We did not repurchase any shares in 2009.

•

In 2008, we completed our $3.0 billion, five-year Restructuring Program. We reversed $85 million in Restructuring Program charges during 2009, and we recorded charges of $989 million during 2008 and $459 million during 2007.

•

On August 4, 2008, we completed the split-off of the Post cereals business. Accordingly, the Post cereals business prior period results were reflected as discontinued operations on the consolidated statement of earnings.

•	On November 30, 2007, we acquired the Groupe Danone S.A. global LU biscuit business for € 5.1 billion (approximately $7.6 billion) in cash.

Discussion and Analysis

Strategy

Our strategy is centered on marketing and developing leading consumer brands and pursuing growth opportunities consistent with consumer trends in order to deliver shareholder value. Our increasing investment in snacks and quick meals and our portfolio of iconic brands aligns with growing consumer interest in convenience products and premium brands. Our focus on snacks and confectionery products fits well within our strategy of growth in instant consumption channels. Four priorities will shape our long-term strategy:

•

focusing on growth categories to further transform into a leading snack, confectionery and quick meals company. This is being achieved through exiting lower growth and / or lower margin businesses and reinvigorating high cash flow businesses to fund growth;

•	expanding our footprint in developing markets to benefit from population growth trends, trading up by consumers and achieving the scale to establish cost-efficient infrastructure in key geographies;
•	expanding our presence in instant consumption channels in order to gain share versus grocery channels in the U.S. and European Union; and
•	enhancing margins by improving our portfolio mix and reducing costs while investing in quality.

Items Affecting Comparability of Financial Results

Acquisitions and Divestitures

Cadbury Acquisition:

On January 19, 2010, we announced the terms of our final offer for each outstanding ordinary share of Cadbury plc (“Cadbury”), including each ordinary share represented by an American Depositary Share (“Cadbury ADS”), and the Cadbury board of directors recommended that Cadbury shareholders accept the terms of the final offer. Under the terms of the offer, we agreed to pay Cadbury shareholders 500 pence in cash and 0.1874 shares of Kraft Foods Common Stock per Cadbury ordinary share validly tendered and 2,000 pence in cash and 0.7496 shares of Kraft Foods Common Stock per Cadbury ADS validly tendered. This valued each Cadbury ordinary share at 840 pence and each Cadbury ADS at £33.60 (based on the closing price of $29.58 for a share of Kraft Foods Common Stock on January 15, 2010 and an exchange rate of $1.63 per £1.00) and valued the entire issued share capital of Cadbury at £11.9 billion (approximately $19.4 billion) on January 15, 2010, the last trading day before the publication of our final offer. The combination of Kraft Foods and Cadbury will create a global powerhouse in snacks, confectionery and quick meals with a rich portfolio of iconic brands.

On February 2, 2010, all of the conditions to the offer were satisfied or validly waived, the initial offer period expired and a subsequent offer period immediately began. At that point, we had received acceptances of 71.73% of the outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs. The subsequent offer period remains open until further notice and at least 14 days of notice will be given if Kraft Foods decides to close the offer. As of February 15, 2010, we had received acceptances of 1,262,356,520 shares representing 91.02% of the outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs. As we have received acceptances of over 90% of Cadbury shares, we are in the process of acquiring the remaining Cadbury ordinary shares that are not tendered in the offer, including those represented by Cadbury ADSs, through a compulsory acquisition procedure under the United Kingdom Companies Act of 2006, as amended. Additionally, as a condition of the EU Commission’s approval of the Cadbury acquisition, we are required to divest confectionary operations in Poland and Romania. As part of our acquisition of Cadbury, we expensed approximately $40 million in transaction related fees in 2009 as we incurred them, and we also incurred $40 million in financing fees in 2009 related to the acquisition.

Pizza Divestiture:

On January 4, 2010, we entered into an agreement to sell the assets of our North American frozen pizza business (“Frozen Pizza”) to Nestlé USA, Inc. (“Nestlé”) for total consideration of $3.7 billion. Our Frozen Pizza business is a component of our U.S. Convenient Meals and Canada & North America Foodservice segments. The sale, which is subject to customary conditions, including regulatory clearances, includes the DiGiorno, Tombstone and Jack’s brands in the U.S., the Delissio brand in Canada and the California Pizza Kitchen trademark license. It also includes two Wisconsin manufacturing facilities (Medford and Little Chute) and the leases for the pizza depots and delivery trucks. It is estimated that approximately 3,400 of our employees will transfer with the business to Nestlé. We anticipate that the transaction will close in mid-2010.

At December 31, 2009, the Frozen Pizza business did not meet the criteria to be considered held-for-sale. Beginning in the first quarter of 2010, the results of the Frozen Pizza business will be presented as a discontinued operation in our consolidated financial statements and prior periods will be restated in a consistent manner. The following reflects the summary results for the Frozen Pizza business that will be treated as a discontinued operation going forward:

	For the Years Ended December 31,
	2009	2008	2007
		(in millions)

Net revenues	$1,632	$1,440	$1,278

Earnings from operations before income taxes	341	267	237
Provision for income taxes	(123)	(97)	(87)

Net earnings from operations of the Frozen Pizza business	$218	$170	$150

Earnings from operations before income taxes as presented exclude stranded overheads of $108 million in 2009, $112 million in 2008 and $111 million in 2007.

Post Cereals Split-off:

On August 4, 2008, we completed the split-off of the Post cereals business into Ralcorp Holdings, Inc. (“Ralcorp”), after an exchange with our shareholders. Accordingly, the Post cereals business prior period results were reflected as discontinued operations on the consolidated statement of earnings. The exchange was expected to be tax-free to participating shareholders for U.S. federal income tax purposes.

In this split-off transaction, approximately 46.1 million shares of Kraft Foods Common Stock were tendered for $1,644 million. Our shareholders had the option to exchange some or all of their shares of Kraft Foods Common Stock and receive shares of common stock of Cable Holdco, Inc. (“Cable Holdco”). Cable Holdco was our wholly owned subsidiary that owned certain assets and liabilities of the Post cereals business. In exchange for the contribution of the Post cereals business, Cable Holdco issued approximately $665 million in debt securities, issued shares of its common stock and assumed a $300 million credit facility. Upon closing, we used the cash equivalent net proceeds, approximately $960 million, to repay debt.

The Post cereals business included such brands as Honey Bunches of Oats, Pebbles, Shredded Wheat, Selects, Grape-Nuts and Honeycomb. Under Kraft Foods, the brands in this transaction were distributed primarily in North America. In addition to the Post brands, the transaction included four manufacturing facilities, certain manufacturing equipment and approximately 1,230 employees who joined Ralcorp as part of the transaction.

Pursuant to the Post cereals business Transition Services Agreement, we provided certain sales, co-manufacturing, distribution, information technology, and accounting and finance services to Ralcorp through 2009.

Summary results of operations for the Post cereals business through August 4, 2008, were as follows:
	For the Years Ended December 31,
	2008	2007
	(in millions)

Net revenues	$666	$1,107

Earnings before income taxes	189	369
Provision for income taxes	(70)	(137)
Gain on discontinued operations, net of income taxes	926	–

Earnings and gain from discontinued operations, net of income taxes	$1,045	$232

The following assets of the Post cereals business were included in the split-off (in millions):
Inventories, net	$94
Property, plant and equipment, net	425
Goodwill	1,234
Other assets	11
Other liabilities	(3)

Distributed assets of the Post cereals business	$1,761

LU Biscuit Acquisition:

On November 30, 2007, we acquired the Groupe Danone S.A. global LU biscuit business (“LU Biscuit”) for € 5.1 billion (approximately $7.6 billion) in cash. The acquisition included 32 manufacturing facilities and approximately 14,000 employees. We used borrowings of €5.1 billion to finance this acquisition. Interest incurred on these borrowings was the primary driver of the $533 million increase in interest expense from 2007 to 2008. LU Biscuit reports results from operations on a one month lag; accordingly, there was no effect on our 2007 operating results. On a proforma basis, LU Biscuit would have contributed net revenues of $2.8 billion during 2007, and LU Biscuit’s contribution to net earnings would have been insignificant to Kraft Foods.

Other Divestitures:

In 2009, we received $41 million in net proceeds and recorded pre-tax losses of $6 million on the divestitures of our Balance bar operations in the U.S., a juice operation in Brazil and a plant in Spain. We recorded after-tax gains of $58 million, or $0.04 per diluted share, on these divestitures, primarily due to the differing book and tax bases of our Balance bar operations.

In 2008, we received $153 million in net proceeds, and recorded pre-tax losses of $92 million on divestitures, primarily related to a Nordic and Baltic snacks operation and four operations in Spain. We recorded after-tax losses of $64 million, or $0.04 per diluted share, on these divestitures.

Included in the 2008 divestitures were the following, which were a condition of the EU Commission’s approval of our LU Biscuit acquisition:

•	We divested a biscuit operation in Spain. From this divestiture, we received $86 million in net proceeds and recorded pre-tax losses of $74 million.
•

We divested another biscuit operation in Spain and a trademark in Hungary that we had previously acquired as part of the LU Biscuit acquisition. As such, the impacts of these divestitures were reflected as adjustments to the purchase price allocations.

In 2007, we received $216 million in net proceeds and recorded pre-tax gains of $14 million on the divestitures of our hot cereal assets and trademarks, our sugar confectionery assets in Romania and related trademarks and our flavored water and juice brand assets and related trademarks, including Veryfine and Fruit2O. We recorded an after-tax loss of $5 million on these divestitures to reflect the differing book and tax bases of our hot cereal assets and trademarks divestiture.

The aggregate operating results of the divestitures discussed above, other than the divestiture of the Post cereals business, were not material to our financial statements in any of the periods presented. Refer to Note 16, Segment Reporting, for details of the gains and losses on divestitures by segment. The net impacts to segment operating income from gains and losses on divestitures, along with resulting asset impairment charges, are summarized in the table within the Asset Impairment Charges section below.

Asset Impairment Charges

In 2009, we recorded aggregate asset impairment charges of $21 million, or $0.01 per diluted share. During our 2009 review of goodwill and non-amortizable intangible assets, we recorded a $12 million charge for the impairment of intangible assets in the Netherlands. In addition, during 2009, we recorded a $9 million asset impairment charge to write off an investment in Norway. We recorded the aggregate asset impairment charges within asset impairment and exit costs.

In 2008, we recorded aggregate asset impairment charges of $140 million, or $0.07 per diluted share. During our 2008 review of goodwill and non-amortizable intangible assets, we recorded a $44 million charge for the impairment of intangible assets in the Netherlands, France and Puerto Rico. In addition, in December 2008, we reached a preliminary agreement to divest a juice operation in Brazil and reached an agreement to sell a cheese plant in Australia. In anticipation of divesting the juice operation in Brazil, we recorded an asset impairment charge of $13 million in the fourth quarter of 2008. The charge primarily included the write-off of associated intangible assets of $8 million and property, plant and equipment of $4 million. In anticipation of selling the cheese plant in Australia, we recorded an asset impairment charge of $28 million to property, plant and equipment in the fourth quarter of 2008. Additionally, in 2008, we divested a Nordic and Baltic snacks operation, and incurred an asset impairment charge of $55 million in connection with the divestiture. This charge primarily included the write-off of associated goodwill of $34 million and property, plant and equipment of $16 million. We recorded the aggregate asset impairment charges within asset impairment and exit costs.

No impairments resulted from our 2007 annual review of goodwill and non-amortizable intangible assets. Additionally, in 2007, we divested our flavored water and juice brand assets and related trademarks and incurred an asset impairment charge of $120 million, or $0.03 per diluted share, in recognition of the divestiture. The charge primarily included the write-off of associated intangible assets of $70 million and property, plant and equipment of $47 million and was recorded within asset impairment and exit costs.

The net impacts to segment operating income from gains and losses on divestitures and the related asset impairment charges recorded when these divestitures were considered held-for-sale are summarized in the table below.

	For the Years Ended December 31,
	2009	2008	2007
	(in millions)

Gains / (losses) & asset impairment charges on divestitures, net:
Kraft Foods North America:
U.S. Beverages	$–	$(1)	$(126)
U.S. Cheese	–	–	–
U.S. Convenient Meals	–	–	–
U.S. Grocery	–	–	–
U.S. Snacks	11	–	12
Canada & N.A. Foodservice	–	–	–
Kraft Foods Europe (1)	(17)	(146)	–
Kraft Foods Developing Markets	–	(13)	8

Total net impact from divestitures	$(6)	$(160)	$(106)

(1)	This segment was formerly known as European Union.

Cost Savings Initiatives

We incurred costs associated with our Cost Savings Initiatives of $318 million in 2009. These charges were recorded in operations, primarily within the segment operating income of Kraft Foods Europe with the remainder spread across all other segments. The Kraft Foods Europe charges were largely a result of the reorganization of our European operations. Cost Savings Initiatives include exit, disposal and implementation costs. Even though implementation costs were directly attributable to exit and disposal costs, they did not qualify for special accounting treatment as exit or disposal activities. In 2009, our Cost Savings Initiatives primarily included severance charges for benefits received by terminated employees, associated benefit plan costs and other related activities.

2004-2008 Restructuring Program

In 2008, we completed our five-year restructuring program (the “Restructuring Program”). The objectives of this program were to leverage our global scale, realign and lower our cost structure, and optimize capacity. As part of the Restructuring Program, we:

•	incurred $3.0 billion in pre-tax charges reflecting asset disposals, severance and implementation costs;
•	announced the closure of 35 facilities and announced the elimination of approximately 18,600 positions;
•	will use cash to pay for $2.0 billion of the $3.0 billion in charges; and
•	anticipate reaching cumulative annualized savings of $1.4 billion for the total program.

In 2009, we reversed $85 million of previously accrued Restructuring Program charges (resulting in a favorable impact to diluted EPS of $0.04). Those reversals related to the following:

•

We sold a plant in Spain that we previously announced we would close under our Restructuring Program. Accordingly, we reversed $35 million in Restructuring Program charges, primarily related to severance, and recorded a $17 million loss on the divestiture of the plant in 2009. The reversal occurred in our Kraft Foods Europe segment.

•

We also reversed $50 million in Restructuring Program charges, primarily due to planned position eliminations that did not occur. These were primarily the result of redeployment and natural attrition. The majority of these reversals occurred in our Kraft Foods Europe segment, with the remainder spread across all other segments.

We incurred charges from continuing operations under the Restructuring Program of $989 million in 2008, or $0.45 per diluted share, and $447 million in 2007, or $0.19 per diluted share. Since the inception of the Restructuring Program, we have paid cash of $1.7 billion of the $2.0 billion in expected cash payments, including $176 million paid in 2009. At December 31, 2009, we had an accrual of $270 million, and we had eliminated approximately 17,300 positions under the Restructuring Program.

In 2008, we implemented a new operating structure built on three core elements: business units, shared services that leverage the scale of our global portfolio, and a streamlined corporate staff. Within the new structure, business units now have full P&L accountability and are staffed accordingly. This also ensures that we are putting our resources closer to where we make decisions that affect our consumers and customers. Our corporate and shared service functions streamlined their organizations to focus on core activities that can more efficiently support the goals of the business units. The intent was to simplify, streamline and increase accountability, with the ultimate goal of generating reliable growth for Kraft Foods. In total, we eliminated approximately 1,400 positions as we streamlined our headquarter functions.

Under the Restructuring Program, we recorded asset impairment and exit costs from continuing operations of $884 million in 2008 and $320 million in 2007. We recorded implementation costs from continuing operations of $105 million in 2008 and $127 million in 2007. Implementation costs are directly attributable to exit and disposal costs; however, they do not qualify for treatment as exit or disposal costs under guidance related to accounting for costs associated with exit or disposal activities. These costs primarily include the discontinuance of certain product lines, incremental expenses related to the closure of facilities and the reorganization of our European operations discussed below. Management believes the disclosure of implementation charges provides readers of our financial statements greater transparency to the total costs of our Restructuring Program. Refer to Note 6, Restructuring Costs, for details of our Restructuring Program by segment.

Provision for Income Taxes

Our effective tax rate was 29.4% in 2009, 29.0% in 2008 and 30.2% in 2007. Our 2009 effective tax included net tax benefits of $225 million, primarily due to an agreement we reached with the IRS on specific matters related to years 2000 through 2003, settlements with various foreign and state tax authorities, the expiration of the statutes of limitations in various jurisdictions and the divestiture of our Balance bar operations in the U.S.

Our 2008 effective tax rate included net tax benefits of $222 million from discrete tax events. Of the total net tax benefits, approximately $50 million related to fourth quarter corrections of state, federal and foreign tax liabilities and a third quarter reconciliation of our inventory of deferred tax items that resulted in a write-down of our net deferred tax liabilities. The remaining net tax benefits primarily related to the resolution of various tax audits and the expiration of statutes of limitations in various jurisdictions. Other discrete tax benefits included the impact from divestitures of a Nordic and Baltic snacks operation and several operations in Spain and the tax benefit from impairment charges taken in 2008. In addition, the 2008 tax rate benefited from foreign earnings taxed below the U.S. federal statutory tax rate and from the expected tax benefit of 2008 restructuring expenses. These benefits were only partially offset by state tax expense and certain foreign tax costs.

Our 2007 effective tax rate included net tax benefits of $184 million, primarily including the effects of dividend repatriation benefits, foreign joint venture earnings and the effect on foreign deferred taxes from lower foreign tax rates enacted in 2007. The 2007 tax rate also benefited from foreign earnings taxed below the U.S. federal statutory tax rate, an increased domestic manufacturing deduction, and the divestiture of our flavored water and juice brand assets and related trademarks. These benefits were partially offset by state tax expense, tax costs associated with the divestiture of our hot cereal assets and trademarks and interest income from Altria related to the transfer of our federal tax contingencies.

As a result of our spin-off from Altria Group, Inc. (“Altria”), Altria transferred our federal tax contingencies to our balance sheet and related interest income of $77 million, or $0.03 per diluted share, in 2007. Following our spin-off from Altria, we no longer are a member of the Altria consolidated tax return group, and we file our own federal consolidated income tax returns.

Consolidated Results of Operations

The following discussion compares our consolidated results of operations for 2009 with 2008, and for 2008 with 2007.

Many factors have an impact on the timing of sales to our customers. These factors include, among others, the timing of holidays and other annual or special events, seasonality, significant weather conditions, timing of our own or customer incentive programs and pricing actions, customer inventory programs and general economic conditions. Our domestic operating subsidiaries report year-end results as of the last Saturday of the year, and our international operating subsidiaries generally report year-end results two weeks prior to the last Saturday of the year.

2009 compared with 2008

	For the Years Ended December 31,
	2009	2008	$ change	% change
	(in millions, except per share data)

Net revenues	$40,386	$41,932	$(1,546)	(3.7%	)

Operating income	5,524	3,843	1,681	43.7%

Earnings from continuing operations	3,028	1,848	1,180	63.9%

Net earnings attributable to Kraft Foods	3,021	2,884	137	4.8%

Diluted earnings per share from continuing operations attributable to Kraft Foods	2.03	1.21	0.82	67.8%

Diluted earnings per share attributable to Kraft Foods	2.03	1.90	0.13	6.8%

Net Revenues – Net revenues decreased $1,546 million (3.7%) to $40,386 million in 2009, and organic net revenues increased $633 million (1.5%) to $42,210 million as follows. Please see Non-GAAP Financial Measures section at the end of this Exhibit.

Change in net revenues (by percentage point)
Higher net pricing	1.9pp
Unfavorable volume/mix	(0.2)pp
2008 favorable resolution of a Brazilian value added tax claim	(0.2)pp

Total change in organic net revenues	1.5%
Unfavorable foreign currency	(4.5)pp
Impact of divestitures	(0.7)pp

Total change in net revenues	(3.7)%

The decrease in net revenues was partially offset by higher input cost-driven pricing. The unfavorable volume/mix impact on net revenues was driven by volume declines across all reportable segments, except U.S. Beverages and U.S. Convenient Meals, in part due to the discontinuation of less profitable product lines. Unfavorable foreign currency decreased net revenues by $1,897 million, due primarily to the strength of the U.S. dollar against the euro, Russian ruble, Canadian dollar, Ukrainian hryvnia, British pound, Brazilian real and Polish zloty. The absence of the 2008 favorable resolution of a Brazilian value added tax claim and the impact of divestitures also had an unfavorable impact on net revenues.

Operating Income – Operating income increased $1,681 million (43.7%) to $5,524 million in 2009, due to the following (in millions):

	Operating Income	Change
	(in millions)	(percentage point)

2008 Operating Income	$3,843
Change in operating income
Higher pricing	781	15.0pp
Favorable volume/mix	195	3.8pp
Lower input costs	97	1.7pp
Lower Restructuring Program costs	1,074	30.2pp
Change in unrealized gains on hedging activities	408	7.9pp
Lower losses on divestitures, net	86	3.3pp
Lower asset impairment charges	119	2.9pp
Lower charges from certain legal matters	22	0.7pp
2008 favorable resolution of Brazilian value added tax claim	(67)	(1.3)pp
Higher marketing, administration and research costs	(694)	(13.4)pp
Unfavorable foreign currency	(322)	(6.3)pp
Other, net	(18)	(0.8)pp

Total change in operating income	1,681	43.7%

2009 Operating Income	$5,524

Higher pricing reflected the carryover impact of 2008 pricing actions, as we recovered some of our cumulative cost increases from prior years. The favorable volume/mix was driven by strong contributions from Kraft Foods Developing Markets and U.S. Convenient Meals. The decrease in input costs was driven by lower raw material costs, partially offset by higher manufacturing costs. During 2009, we reversed $85 million in Restructuring Program charges recorded in the prior year, versus the $989 million in Restructuring Program charges recognized in 2008. We recognized gains of $203 million on the change in unrealized hedging positions in 2009, versus losses of $205 million in 2008. We recorded $6 million of net losses on divestitures in 2009, versus $92 million of net losses on divestitures in 2008. We recorded asset impairment charges of $21 million related to intangible assets in the Netherlands and to write off an investment in Norway in 2009, versus asset impairment charges of $140 million related to certain international intangible assets, the divestiture of our Nordic and Baltic snacks operation, a juice operation in Brazil and a cheese plant in Australia that were recorded in 2008. We had $22 million of lower charges from certain legal matters. During 2009, we recorded an additional $50 million of charges for legal matters related to certain of our European operations (see “Contingencies” section of Exhibit 99.1 for a description of these matters). In 2008, we recorded $72 million in charges for legal matters related to certain of our U.S. and European operations, including U.S. coffee operations. Total marketing, administration and research costs, as recorded in the consolidated statement of earnings, increased $246 million from 2008. Excluding the impacts of divestitures, foreign currency, charges for certain legal matters and prior year Restructuring Program costs it increased $694 million over 2008, primarily due to further investments in our brands, including spending on Cost Savings Initiatives, and higher marketing support costs. In addition, unfavorable foreign currency decreased operating income by $322 million, due primarily to the strength of the U.S. dollar against the British pound, euro, Canadian dollar, Russian ruble, Ukrainian hryvnia, Korean won, Brazilian real, and Polish zloty.

As a result of these changes, operating margin also increased from 9.2% in 2008 to 13.7% in 2009.

Net Earnings and Earnings per Share Attributable to Kraft Foods – Net earnings attributable to Kraft Foods of $3,021 million increased by $137 million (4.8%) in 2009. Diluted EPS from continuing operations attributable to Kraft Foods were $2.03 in 2009, up 67.8% from $1.21 in 2008. Diluted EPS attributable to Kraft Foods were $2.03 in 2009, up 6.8% from $1.90 in 2008, due to the following:

			Net Earnings	Diluted EPS
			(in millions, except per share data)

	2008 Net Earnings Attributable to Kraft Foods		$2,884	$1.90
	Change in net earnings attributable to Kraft Foods
	Increases in operations			0.14
	Lower charges from certain legal matters			0.01
	Lower Restructuring Program costs			0.49
	Change in unrealized gains on hedging activities			0.18
	Lower asset impairment charges			0.06
	Lower losses on divestitures, net			0.08
	2008 favorable resolution of Brazilian value added tax claim			(0.03)
	Unfavorable foreign currency			(0.14)
	Other changes in taxes, including tax settlements			(0.01)
	Fewer shares outstanding			0.04

	Change in net earnings from continuing operations			0.82

	2008 gain on the split-off of our Post cereals business			(0.61)
	Decreased earnings from discontinued operations			(0.08)

	Change in net earnings from discontinued operations			(0.69)

	Total change in net earnings attributable to Kraft Foods		137	0.13

	2009 Net Earnings Attributable to Kraft Foods		$3,021	$2.03

2008 compared with 2007
	For the Years Ended December 31,
	2008	2007	$ change	% change
	(in millions, except per share data)

Net revenues	$41,932	$35,858	$6,074	16.9%

Operating income	3,843	4,176	(333)	(8.0% )

Earnings from continuing operations	1,848	2,492	(644)	(25.8% )

Net earnings attributable to Kraft Foods	2,884	2,721	163	6.0%

Diluted earnings per share from continuing operations attributable to Kraft Foods	1.21	1.56	(0.35)	(22.4% )

Diluted earnings per share attributable to Kraft Foods	1.90	1.70	0.20	11.8%

Net Revenues – Net revenues increased $6,074 million (16.9%) to $41,932 million in 2008, and organic net revenues increased $2,394 million (6.8%) to $37,818 million as follows. Please see Non-GAAP Financial Measures section at the end of this Exhibit.

Change in net revenues (by percentage point)
Higher net pricing	7.4pp
2008 favorable resolution of a Brazilian value added tax claim	0.2pp
Unfavorable volume/mix	(0.8)pp

Total change in organic net revenues	6.8%
2007 LU Biscuit acquisition	8.9pp
Favorable foreign currency	2.0pp
Impact of divestitures	(0.8)pp

Total change in net revenues	16.9%

Net revenues increased as we increased pricing to offset higher input costs and investments in our brands. Unfavorable volume/mix was driven by lower base business shipments, partially offset by improved product mix primarily in Kraft Foods Europe and Kraft Foods Developing Markets. Higher base business shipments in our Canada & N.A. Foodservice, Kraft Foods Developing Markets and U.S. Convenient Meals segments were more than offset by declines in our remaining business segments. Our LU Biscuit acquisition was the largest increase to net revenues as no 2007 revenues were recorded due to the year-end acquisition timing. Foreign currency increased net revenues by $711 million, due primarily to the strength of the euro, Brazilian real, Polish zloty and Canadian dollar against the U.S. dollar.

Operating Income – Operating income declined $333 million (8.0%) to $3,843 million in 2008, due to the following (in millions):

	Operating Income	Change
	(in millions)	(percentage point)

2007 Operating Income	$4,176
Change in operating income
Higher pricing	2,633	55.9pp
Higher input costs	(2,059)	(43.7)pp
Unfavorable volume/mix	(128)	(2.8)pp
Increased operating income from our LU Biscuit acquisition	438	9.3pp
Integration costs associated with our LU Biscuit acquisition	(78)	(1.6)pp
Higher Restructuring Program costs	(542)	(12.3)pp
Higher marketing, administration and research costs	(280)	(5.9)pp
Change in unrealized losses on hedging activities	(221)	(4.7)pp
Higher losses on divestitures, net	(106)	(2.6)pp
Charges from certain legal matters	(72)	(1.6)pp
Higher asset impairment charges	(20)	(0.2)pp
2008 favorable resolution of a Brazilian value added tax claim	67	1.4pp
Favorable foreign currency	61	1.3pp
Other, net	(26)	(0.5)pp

Total change in operating income	(333)	(8.0)%

2008 Operating Income	$3,843

Higher pricing outpaced our input cost increases during the year, as we recovered cumulative cost increases from prior years. The increase in input costs was primarily related to higher raw material costs. The unfavorable volume/mix was driven by declines across most segments within Kraft Foods North America, partially offset by volume/mix gains in Kraft Foods Developing Markets and Kraft Foods Europe. The increase in unrealized losses on hedging activities primarily related to energy derivatives, including heating oil (used primarily to hedge transportation costs) and natural gas contracts. Our LU Biscuit acquisition, net of integration costs, increased operating income by $360 million. Total marketing, administration and research costs, as recorded in the consolidated statement of earnings, increased $1,275 million over the prior year. Excluding the impacts of acquisitions, divestitures, foreign currency and charges for legal matters it increased $280 million over the prior year. The net impact of losses on divestitures and asset impairments had an unfavorable impact of $126 million on operating income versus the prior year. The charges for legal matters related to certain of our U.S. and European operations, including U.S. coffee operations. Charges for legal matters were recorded within marketing, administration and research costs. In addition, foreign currency increased operating income by $61 million, due primarily to the strength of the Brazilian real, euro, Polish zloty and Canadian dollar against the U.S. dollar.

As a result of these changes, operating margin also decreased from 11.6% in 2007 to 9.2% in 2008.

Net Earnings and Earnings per Share Attributable to Kraft Foods – Net earnings attributable to Kraft Foods of $2,884 million increased by $163 million (6.0%) in 2008. Diluted EPS from continuing operations attributable to Kraft Foods were $1.21 in 2008, down 22.4% from $1.56 in 2007. Diluted EPS attributable to Kraft Foods were $1.90, up 11.8% from $1.70 in 2007, due to the following:

	Net Earnings	Diluted EPS
	(in millions, except per share data)

2007 Net Earnings Attributable to Kraft Foods	$2,721	$1.70
Change in net earnings attributable to Kraft Foods
Increases in operations		0.03
Impact to operations from our LU Biscuit acquisition		0.15
Higher Restructuring Program costs		(0.26)
Change in unrealized losses on hedging activities		(0.09)
Higher asset impairment charges		(0.04)
Higher losses on divestitures, net		(0.04)
Charges from certain legal matters		(0.03)
2008 favorable resolution of a Brazilian value added tax claim		0.03
Higher interest and other expense, net		(0.23)
2007 interest from Altria tax reserve		(0.03)
Favorable foreign currency		0.02
Deferred tax reconciliation		0.01
Other changes in taxes		0.03
Fewer shares outstanding		0.10

Change in net earnings from continuing operations		(0.35)

2008 gain on the split-off of our Post cereals business		0.61
Decreased earnings from discontinued operations		(0.06)

Change in net earnings from discontinued operations		0.55

Total change in net earnings attributable to Kraft Foods	163	0.20

2008 Net Earnings Attributable to Kraft Foods	$2,884	$1.90

Results of Operations by Business Segment

We manage and report operating results through three geographic units, Kraft Foods North America, Kraft Foods Europe and Kraft Foods Developing Markets. We manage the operations of Kraft Foods North America and Kraft Foods Europe by product category, and we manage the operations of Kraft Foods Developing Markets by location. Our reportable segments are U.S. Beverages, U.S. Cheese, U.S. Convenient Meals, U.S. Grocery, U.S. Snacks, Canada & N.A. Foodservice, Kraft Foods Europe (formerly known as European Union) and Kraft Foods Developing Markets.

Effective January 2009, we began implementing changes to our operating structure based on our Organizing For Growth initiative and the Kraft Foods Europe Reorganization. In line with our strategies, we are reorganizing our European operations to function on a pan-European centralized category management and value chain model, and we changed how we work in Europe in two key ways:

•

We transitioned our European Biscuit, Chocolate, Coffee and Cheese categories to fully integrated business units, further strengthening our focus on these core categories. To ensure decisions are made faster and closer to our customers and consumers, each category is fully accountable for its financial results, including marketing, manufacturing and R&D. Category leadership, based in Zurich, Switzerland, reports to the Kraft Foods Europe President. These business units now comprise the Kraft Foods Europe segment.

•

We aligned the reporting of our Central Europe operations into our Kraft Foods Developing Markets segment to help build critical scale in these countries. We operate a country-led model in these markets.

The following discussion compares our results of operations for each of our reportable segments for 2009 with 2008, and for 2008 with 2007.

	For the Years Ended December 31,
	2009	2008	2007
	(in millions)
Net revenues:
Kraft Foods North America:
U.S. Beverages	$3,057	$3,001	$2,990
U.S. Cheese	3,605	4,007	3,745
U.S. Convenient Meals	4,496	4,240	3,905
U.S. Grocery	3,453	3,389	3,277
U.S. Snacks	4,964	5,025	4,879
Canada & N.A. Foodservice	4,087	4,294	4,080
Kraft Foods Europe	8,768	9,728	7,007
Kraft Foods Developing Markets	7,956	8,248	5,975

Net revenues	$40,386	$41,932	$35,858

	For the Years Ended December 31,
	2009	2008	2007
	(in millions)
Operating income:
Kraft Foods North America:
U.S. Beverages	$511	$381	$346
U.S. Cheese	667	563	487
U.S. Convenient Meals	510	339	319
U.S. Grocery	1,146	1,009	1,022
U.S. Snacks	723	638	716
Canada & N.A. Foodservice	527	448	443
Kraft Foods Europe	785	182	455
Kraft Foods Developing Markets	936	815	588
Unrealized gains / (losses) on hedging activities	203	(205)	16
Certain U.S. pension plan costs	(165)	–	–
General corporate expenses	(293)	(304)	(203)
Amortization of intangibles	(26)	(23)	(13)

Operating income	$5,524	$3,843	$4,176

As discussed in Note 16, Segment Reporting, management uses segment operating income to evaluate segment performance and allocate resources. We believe it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of our U.S. pension plan cost (which is a component of cost of sales and marketing, administration and research costs), general corporate expenses (which are a component of marketing, administration and research costs) and amortization of intangibles for all periods presented. In 2009, we began excluding certain components of our U.S. pension plan cost from segment operating income because we centrally manage pension plan funding decisions and the determination of discount rate, expected rate of return on plan assets and other actuarial assumptions. Therefore, we allocate only the service cost component of our U.S. pension plan expense to segment operating income. We exclude the unrealized gains and losses on hedging activities from segment operating income in order to provide better transparency of our segment operating results. Once realized, the gains and losses on hedging activities are recorded within segment operating results.

In 2009, unrealized gains on hedging activities of $203 million primarily resulted from the 2008 unrealized losses on energy derivatives becoming realized in 2009. In 2008, unrealized losses on hedging activities of $205 million were primarily related to energy derivatives, including heating oil (used primarily to hedge transportation costs) and natural gas contracts. In 2009, general corporate expenses included $50 million of charges for legal matters related to certain of our

European operations (see “Contingencies” section of Exhibit 99.1 for a description of these matters). In 2008, we recorded $72 million in charges for legal matters related to certain of our U.S. and European operations, including U.S. coffee operations and represented the primary reason general corporate expenses increased $101 million in 2008.

We incurred costs associated with our Cost Savings Initiatives of $318 million in 2009. These charges were recorded in operations, primarily within the segment operating income of Kraft Foods Europe with the remainder spread across all other segments. In 2009, we also reversed $85 million of Restructuring Program costs, with the majority relating to our Kraft Foods Europe segment while the remainder was spread across all other segments. We incurred Restructuring Program costs of $989 million in 2008 and $459 million in 2007. Refer to Note 6, Restructuring Costs, for a breakout of the 2008 and 2007 charges by segment. We also incurred asset impairment charges of $21 million in 2009 related to our Kraft Foods Europe segment, $140 million in 2008 related to our Kraft Foods Europe and Kraft Foods Developing Markets segments, and $120 million in 2007 related to our U.S. Beverages segment. Refer to Note 5, Goodwill and Intangible Assets, for further details of these charges.

U.S. Beverages

	For the Years Ended December 31,		$ change	% change
	2009	2008
	(in millions)

Net revenues	$3,057	$3,001	$56	1.9%
Segment operating income	511	381	130	34.1%

	For the Years Ended December 31,		$ change	% change
	2008	2007
	(in millions)

Net revenues	$3,001	$2,990	$11	0.4%
Segment operating income	381	346	35	10.1%

2009 compared with 2008:

Net revenues increased $56 million (1.9%), due to favorable volume/mix (1.3 pp) and higher net pricing (0.6 pp). Favorable volume/mix was driven by higher shipments in ready-to-drink and powdered beverages. Ready-to-drink beverages grew from successful quality and marketing investments in Capri Sun, partially offset by the discontinuation of less profitable ready-to-drink product lines. Powdered beverages volume increased primarily due to strong gains in Kool-Aid and Tang. Coffee volume declined as gains in Maxwell House, Starbucks and Tassimo were more than offset by declines in Gevalia. These favorable factors were partially offset by unfavorable mix driven by the higher ready-to-drink volume. Higher net pricing was primarily related to ready-to-drink beverages, partially offset by lower input cost-driven pricing in coffee.

Segment operating income increased $130 million (34.1%), due primarily to lower costs due to the completion of the Restructuring Program, lower raw material costs, higher net pricing, favorable volume/mix (higher shipments, net of unfavorable product mix), lower manufacturing costs and lower marketing, administration and research costs, partially offset by higher marketing support costs.

2008 compared with 2007:

Net revenues increased $11 million (0.4%), due to higher net pricing (4.9 pp), partially offset by the impact of divestitures (2.4 pp) and unfavorable volume/mix (2.1 pp). Higher net pricing reflected input cost-driven pricing in coffee and lower promotional spending in ready-to-drink beverages. Unfavorable volume/mix was driven by lower shipments, partially offset by improved product mix due to growth in Tassimo. Lower shipments were driven by declines in ready-to-drink beverages, primarily Capri Sun, partially offset by gains in powdered beverages, primarily Country Time and Kool-Aid, and Maxwell House mainstream coffee.

Segment operating income increased $35 million (10.1%), due primarily to higher net pricing, a 2007 asset impairment charge related to our flavored water and juice brand assets and related trademarks, the impact of divestitures and lower manufacturing costs. These favorable factors were partially offset by higher raw material costs, higher Restructuring Program costs, unfavorable volume/mix and higher marketing, administration and research costs.

U.S. Cheese

	For the Years Ended December 31,		$ change	% change
	2009	2008
	(in millions)

Net revenues	$3,605	$4,007	$(402)	(10.0%	)
Segment operating income	667	563	104	18.5%

	For the Years Ended December 31,		$ change	% change
	2008	2007
	(in millions)

Net revenues	$4,007	$3,745	$262	7.0%
Segment operating income	563	487	76	15.6%

2009 compared with 2008:

Net revenues decreased $402 million (10.0%), due to lower net pricing (8.8 pp) and unfavorable volume/mix (1.2 pp). Lower net pricing was due to lower input cost-driven pricing combined with increases in promotional spending. Net revenues also declined due to lower shipments, primarily in cultured and natural cheese products.

Segment operating income increased $104 million (18.5%), due primarily to lower raw material costs (primarily lower dairy costs), lower manufacturing costs, lower costs due to the completion of the Restructuring Program and lower marketing, administration and research costs, partially offset by lower net pricing and higher marketing support costs.

2008 compared with 2007:

Net revenues increased $262 million (7.0%), due to higher net pricing (14.1 pp), partially offset by unfavorable volume/mix (7.1 pp). Higher net pricing reflected input cost-driven pricing, partially offset by increased promotional spending in our natural cheese category. Unfavorable volume/mix was driven primarily by shipment declines in all of our major cheese categories, partially offset by new product innovations, primarily Kraft Bagel-fuls.

Segment operating income increased $76 million (15.6%), due primarily to higher net pricing and lower Restructuring Program costs, partially offset by higher raw material costs, unfavorable volume/mix, higher manufacturing costs and higher marketing, administration and research costs.

U.S. Convenient Meals

	For the Years Ended December 31,
	2009	2008	$ change	% change
	(in millions)

Net revenues	$4,496	$4,240	$256	6.0%
Segment operating income	510	339	171	50.4%

	For the Years Ended December 31,
	2008	2007	$ change	% change
	(in millions)

Net revenues	$4,240	$3,905	$335	8.6%
Segment operating income	339	319	20	6.3%

2009 compared with 2008:

Net revenues increased $256 million (6.0%), due to favorable volume/mix (4.6 pp) and higher net pricing (1.4 pp). Net revenues increased in meats, primarily due to higher net pricing (increased input cost-driven pricing, net of increased promotional spending). Also, volume increased due to higher shipments in bacon, cold cuts and hot dogs, partially offset by the discontinuation of less profitable product lines. In pizza, net revenues increased due to the volume growth in our DiGiorno and California Pizza Kitchen premium brands, as well as growth in our Jack’s and Tombstone pizza brands, partially offset by the unfavorable impact of the discontinuation of less profitable product lines. This was partially offset by lower net pricing driven by increased promotional spending.

Segment operating income increased $171 million (50.4%), due primarily to favorable volume/mix (higher shipments and improved product mix), higher net pricing, lower raw material costs, lower costs due to the completion of the Restructuring Program and lower manufacturing costs. These favorable factors were partially offset by higher marketing support costs and higher marketing, administration and research costs.

Frozen Pizza Divestiture – On January 4, 2010, we entered into an agreement to sell the assets of our Frozen Pizza business to Nestlé for total consideration of $3.7 billion. The sale, which is subject to customary conditions, including regulatory clearances, includes the DiGiorno, Tombstone and Jack’s brands in the U.S., the Delissio brand in Canada and the California Pizza Kitchen trademark license.

U.S. pizza net revenues increased $174 million (13.5%) to $1,467 million in 2009, due to favorable volume/mix (15.4 pp), partially offset by lower net pricing (1.9 pp). Favorable volume/mix was driven by volume gains in DiGiorno and California Pizza Kitchen premium brands, as well as growth in our Jack’s and Tombstone pizza brands. This was partially offset by lower net pricing driven by increased promotional spending. Canada pizza net revenues were $165 million in 2009.

U.S. pizza segment operating income increased $62 million (29.0%) to $276 million in 2009, due primarily to favorable volume/mix (higher shipments and improved product mix), lower raw material costs and lower manufacturing costs. These favorable factors were partially offset by higher marketing support costs, higher marketing, administration and research costs and lower net pricing. Canada pizza segment operating income was $65 million in 2009.

The combined segment operating income for Frozen Pizza as presented excludes stranded overheads of $108.

2008 compared with 2007:

Net revenues increased $335 million (8.6%), due to higher net pricing (5.6 pp) and favorable volume/mix (3.0 pp). Net revenues increased in meats due to higher net pricing, driven by input cost-driven pricing in sandwich meats, Lunchables and hot dogs. Also contributing to meats net revenue growth was higher shipments of bacon, as well as new product introductions, including Oscar Mayer Deli Creations sandwiches (flatbreads) and Oscar Mayer Deli Fresh meats (shaved singles and carved). In pizza, net revenues increased due to higher input cost-driven pricing, net of increased promotional spending, volume growth in DiGiorno and California Pizza Kitchen premium brands and the launch of the For One product line of individual size pizzas.

Segment operating income increased $20 million (6.3%), due primarily to higher net pricing, favorable volume/mix and lower marketing support costs, partially offset by higher raw material costs, higher marketing, administration and research costs, higher manufacturing costs and higher Restructuring Program costs.

U.S. Grocery

	For the Years Ended December 31,
	2009	2008	$ change	% change
	(in millions)

Net revenues	$3,453	$3,389	$64	1.9%
Segment operating income	1,146	1,009	137	13.6%

	For the Years Ended December 31,
	2008	2007	$ change	% change
	(in millions)

Net revenues	$3,389	$3,277	$112	3.4%
Segment operating income	1,009	1,022	(13)	(1.3%	)

2009 compared with 2008:

Net revenues increased $64 million (1.9%), due to higher net pricing (3.5 pp), partially offset by unfavorable volume/mix (1.6 pp). Net revenues increased due to higher input cost-driven pricing across several of our key categories, primarily spoonable salad dressings, dry packaged desserts and ready-to-eat desserts. Net revenues growth was partially offset by lower volume, net of favorable product mix. This reflected the 2008 exit of Handi-Snacks ready-to-eat desserts, as well as lower shipments in pourable and spoonable salad dressings, Jell-O ready-to-eat-desserts, barbecue sauce and Cool Whip whipped topping, which were partially offset by growth in Kraft macaroni and cheese dinners.

Segment operating income increased $137 million (13.6%), due primarily to higher net pricing, lower costs due to the completion of the Restructuring Program and lower manufacturing costs, partially offset by higher marketing support costs, unfavorable volume/mix (lower shipments, net of improved product mix) and higher marketing, administration and research costs.

2008 compared with 2007:

Net revenues increased $112 million (3.4%), due to higher net pricing (6.2 pp), partially offset by unfavorable volume/mix (2.8 pp). Net revenues increased due to higher input cost-driven pricing across our key categories, primarily spoonable and pourable salad dressings and Kraft macaroni and cheese dinners. In addition, net revenues growth was impacted by unfavorable volume/mix driven by lower shipments in spoonable and pourable salad dressings, ready-to-eat desserts and barbecue sauce, partially offset by volume gains in Kraft macaroni and cheese dinners.

Segment operating income decreased $13 million (1.3%), due to higher raw material costs, unfavorable volume/mix (lower shipments, net of improved product mix), higher marketing, administration and research costs and higher Restructuring Program costs, partially offset by higher net pricing and lower marketing support costs.

U.S. Snacks

	For the Years Ended December 31,
	2009	2008	$ change	% change
	(in millions)

Net revenues	$4,964	$5,025	$(61)	(1.2%	)
Segment operating income	723	638	85	13.3%

	For the Years Ended December 31,
	2008	2007	$ change	% change
	(in millions)

Net revenues	$5,025	$4,879	$146	3.0%
Segment operating income	638	716	(78)	(10.9%	)

2009 compared with 2008:

Net revenues decreased $61 million (1.2%), due to unfavorable volume/mix (1.7 pp) and the impact of divestitures (0.2 pp), partially offset by higher net pricing (0.7 pp). Biscuits net revenues increased, driven by higher input cost-driven pricing, partially offset by unfavorable volume/mix (unfavorable product mix, net of higher shipments). Biscuits volume gain was due to higher shipments primarily in Ritz crackers, Oreo cookies, Triscuit crackers and Chips Ahoy! cookies. Snack bars net revenues decreased, primarily due to volume declines in breakfast bars. Snack nuts net revenues decreased, primarily driven by lower net pricing, due to higher promotional spending, and unfavorable volume/mix reflecting lower volume due primarily to the recall of certain products containing pistachios in March 2009.

Segment operating income increased $85 million (13.3%), due primarily to lower costs due to the completion of the Restructuring Program, lower marketing support costs, lower manufacturing costs, higher net pricing, the gain on the divestiture of our Balance bar operations in the U.S. and lower marketing, administration and research costs. These favorable factors were partially offset by higher raw material costs and unfavorable volume/mix (unfavorable product mix and lower shipments, including the recall of certain products containing pistachios).

2008 compared with 2007:

Net revenues increased $146 million (3.0%), due to higher net pricing (8.4 pp) and the impact of our LU Biscuit acquisition (0.4 pp), partially offset by unfavorable volume/mix (5.6 pp) and the impact of divestitures (0.2 pp). Biscuits net revenues increased, driven by higher input cost-driven pricing and lower promotional spending, partially offset by unfavorable volume/mix. Biscuits unfavorable volume/mix was driven by base business volume declines in Wheat Thins crackers, Cheese Nips crackers and Chips Ahoy! cookies, partially offset by gains in Oreo cookies as well as new product introductions including Kraft macaroni and cheese crackers and Nilla Cakesters snack cakes. Snack bars net revenues decreased, driven by volume declines in breakfast bars, primarily due to product pruning. Snack nuts net revenues decreased, driven by lower volume, partially offset by higher net pricing.

Segment operating income decreased $78 million (10.9%), due to unfavorable volume/mix (lower shipments and unfavorable mix), higher raw material costs, higher manufacturing costs, higher Restructuring Program costs, higher marketing, administration and research costs, a 2007 gain on the divestiture of our hot cereal assets and trademarks and the impact of divestitures. These unfavorable variances were partially offset by higher net pricing and lower marketing support costs.

Canada & N.A. Foodservice

	For the Years Ended December 31,
	2009	2008	$ change	% change
	(in millions)

Net revenues	$4,087	$4,294	$(207)	(4.8%	)
Segment operating income	527	448	79	17.6%

	For the Years Ended December 31,
	2008	2007	$ change	% change
	(in millions)

Net revenues	$4,294	$4,080	$214	5.2%
Segment operating income	448	443	5	1.1%

2009 compared with 2008:

Net revenues decreased $207 million (4.8%), due to the significant impact of unfavorable foreign currency (4.6 pp) and unfavorable volume/mix (0.2 pp). In Canada, net revenues increased, driven by volume gains across all retail businesses and higher net pricing, partially offset by unfavorable foreign currency. In N.A. Foodservice, net revenues decreased, driven by lower volume, due to industry-wide declines in restaurant traffic and the discontinuation of less profitable product lines, lower input cost-driven pricing and unfavorable foreign currency.

Segment operating income increased $79 million (17.6%), due primarily to lower costs due to the completion of the Restructuring Program and lower raw material costs, partially offset by unfavorable foreign currency, higher manufacturing costs and higher marketing support costs.

2008 compared with 2007:

Net revenues increased $214 million (5.2%), due primarily to higher net pricing (3.9 pp), favorable foreign currency (1.3 pp) and favorable volume/mix (0.3 pp), partially offset by the impact of divestitures (0.4 pp). In Canada, net revenues growth was primarily driven by volume gains across all retail businesses, favorable foreign currency and higher net pricing. In N.A. Foodservice, net revenues increased, primarily driven by higher input cost-driven pricing, partially offset by unfavorable volume/mix.

Segment operating income increased $5 million (1.1%), due primarily to higher net pricing, lower manufacturing costs, lower marketing, administration and research costs, favorable volume/mix (higher shipments, net of unfavorable mix) and favorable foreign currency. These favorable variances were partially offset by higher raw material costs, higher Restructuring Program costs and higher marketing support costs.

Kraft Foods Europe

	For the Years Ended December 31,
	2009	2008	$ change	% change
	(in millions)

Net revenues	$8,768	$9,728	$(960)	(9.9%	)
Segment operating income	785	182	603	100.0+%

	For the Years Ended December 31,
	2008	2007	$ change	% change
	(in millions)

Net revenues	$9,728	$7,007	$2,721	38.8%
Segment operating income	182	455	(273)	(60.0%	)

2009 compared with 2008:

Net revenues decreased $960 million (9.9%), due to the significant impact of unfavorable foreign currency (6.7 pp), unfavorable volume/mix (2.8 pp) and the impact of divestitures (2.2 pp), partially offset by higher net pricing (1.8 pp). Unfavorable foreign currency primarily reflected the strength of the U.S. dollar versus the euro and British pound. In addition, volume declines in coffee, biscuits, chocolate and cheese and the discontinuation of less profitable product lines drove net revenues lower. These unfavorable revenue drivers were partially offset by higher net pricing, primarily in chocolate, coffee and biscuits.

Segment operating income increased $603 million (100+%), due to lower costs due to the completion of the Restructuring Program (including the reversal of prior year costs), higher net pricing, the 2008 net loss on the divestitures of several operations in Spain, 2008 asset impairment charges related to certain international intangible assets and the divestiture of our Nordic and Baltic snacks operation, lower manufacturing costs and lower raw material costs. These favorable variances were partially offset by unfavorable foreign currency, higher marketing support costs, higher non-recurring costs associated with the Kraft Foods Europe Reorganization, higher marketing, administration and research costs (primarily spending on Cost Savings Initiatives), asset impairment charges related to certain intangible assets in the Netherlands and to write off an investment in Norway, the net loss on the divestiture of a plant in Spain, unfavorable volume/mix (lower shipments, net of improved product mix) and the impact of divestitures.

2008 compared with 2007:

Net revenues increased $2,721 million (38.8%), due to the impact of our LU Biscuit acquisition (33.1 pp), favorable foreign currency (5.5 pp) and higher net pricing (4.7 pp), partially offset by the impact of divestitures (3.5 pp) and unfavorable volume/mix (1.0 pp). Higher input cost-driven pricing was partially offset by higher promotional spending. Unfavorable volume/mix was driven by declines in coffee and cheese shipments, partially offset by gains in chocolate.

Segment operating income decreased $273 million (60.0%), due primarily to higher raw material costs, higher Restructuring Program costs, the net loss on the divestitures of several operations in Spain, asset impairment charges related to certain international intangible assets and the divestiture of our Nordic and Baltic snacks operation, higher marketing, administration and research costs and the impact of divestitures. These unfavorable variances were partially offset by higher net pricing, the impact of our LU Biscuit acquisition (net of associated integration costs), lower manufacturing costs, lower marketing support costs and favorable volume/mix (improved mix, net of lower shipments).

Kraft Foods Europe Reorganization – The reorganization of our European operations to function on a pan-European centralized category management and value chain model was completed in 2009 for our Chocolate, Coffee and Cheese categories. Significant progress was made in 2009 related to the integration of our Europe Biscuits business, and we expect the integration to be completed by mid-2010. The European Principal Company (“EPC”) will manage the European categories centrally and make decisions for all aspects of the value chain, except for sales and distribution. The European subsidiaries will execute sales and distribution locally, and the local production companies will act as toll manufacturers on behalf of the EPC. The EPC legal entity has been incorporated as Kraft Foods Europe GmbH in Zurich, Switzerland. As part of the reorganization, we incurred $32 million of severance costs, $25 million of implementation costs and $56 million of other non-recurring costs during 2009; we incurred $16 million of restructuring costs, $39 million of implementation costs and $11 million of other non-recurring costs during 2008; and we incurred $21 million of restructuring costs, $24 million of implementation costs and $10 million of other non-recurring costs during 2007. Through 2009, we have incurred charges of $241 million related to our Kraft Foods Europe Reorganization, including the above mentioned costs. We expect to incur approximately $40 million in additional charges in 2010 to complete the integration of the Europe Biscuits business. In 2009, these charges were recorded within cost of sales and marketing, administration and research costs. The 2008 and 2007 restructuring and implementation costs were recorded as part of our overall Restructuring Program. Other non-recurring costs relating to our Kraft Foods Europe Reorganization were recorded as marketing, administration and research costs. Management believes the disclosure of implementation and other non-recurring charges provides readers of our financial statements greater transparency to the total costs of our Kraft Foods Europe Reorganization.

Kraft Foods Developing Markets

	For the Years Ended December 31,		$ change	% change
	2009	2008
	(in millions)

Net revenues	$7,956	$8,248	$(292)	(3.5%	)
Segment operating income	936	815	121	14.8%

	For the Years Ended December 31,		$ change	% change
	2008	2007
	(in millions)

Net revenues	$8,248	$5,975	$2,273	38.0%
Segment operating income	815	588	227	38.6%

2009 compared with 2008:

Net revenues decreased $292 million (3.5%), due to the significant impact of unfavorable foreign currency (12.9 pp), the absence of the 2008 favorable resolution of a Brazilian value added tax claim (0.8 pp) and the impact of divestitures (0.5 pp), partially offset by higher net pricing (8.9 pp) and favorable volume/mix (1.8 pp). In Central and Eastern Europe, Middle East and Africa, net revenues decreased, driven primarily by unfavorable foreign currency, partially offset by higher net pricing across most of the region and favorable volume/mix (improved product mix, net of lower shipments). In Latin America, net revenues increased, primarily driven by higher net pricing across the region and favorable volume/mix (lower shipments, net of improved product mix), partially offset by unfavorable foreign currency and the absence of the 2008 favorable resolution of a Brazilian value added tax claim. In Asia Pacific, net revenues increased, due to higher net pricing across most of the region and favorable volume/mix (improved product mix, net of lower shipments), primarily in China, partially offset by unfavorable foreign currency.

Segment operating income increased $121 million (14.8%), due primarily to higher net pricing, favorable volume/mix (improved product mix, net of lower shipments), lower costs due to the completion of the Restructuring Program (including the reversal of prior year costs) and 2008 asset impairment charges related to certain international intangible assets, a juice operation in Brazil and a cheese plant in Australia. These favorable variances were partially offset by higher raw material costs, higher manufacturing costs, unfavorable foreign currency, higher marketing, administration and research costs, higher marketing support costs and the absence of the 2008 favorable resolution of a Brazilian value added tax claim.

Venezuela – In the fourth quarter of 2009, the Venezuelan economy was classified as highly inflationary under accounting principles generally accepted in the United States of America (“U.S. GAAP”). Effective January 1, 2010, our Venezuelan subsidiary is being accounted for under highly inflationary accounting rules, which principally means all transactions are recorded in U.S. dollars. Venezuela has three exchange rates: the official rate, the consumer staples rate and the secondary (or parallel) rate. We have historically used and will continue to use the official rate to translate our Venezuelan operations. However, prior to this change in accounting, cash that we had exchanged into U.S. dollars using the secondary market was carried at that rate. Upon the change to highly inflationary accounting, we were required to translate our U.S. dollars on hand using the official rate. Additionally, on January 8, 2010, the Venezuelan government devalued its currency. Accordingly, we were required to revalue our net assets in Venezuela and we recorded an insignificant loss, which will be reflected in our first quarter 2010 results. We expect our 2010 operating results to be negatively impacted by $75 million to $100 million as a result of the aforementioned devaluation. This disclosure does not reflect the impacts of our recent acquisition activity.

2008 compared with 2007:

Net revenues increased $2,273 million (38.0%), due primarily to the impact of our LU Biscuit acquisition (15.9 pp), higher net pricing (11.0 pp), favorable volume/mix (5.4 pp), favorable foreign currency (4.7 pp) and the favorable resolution of a Brazilian value added tax claim (1.1 pp). In Central & Eastern Europe, Middle East & Africa, net revenues increased, driven by higher net pricing across the region, volume growth in chocolate, biscuits and coffee categories, our LU Biscuit acquisition and favorable foreign currency. In Latin America, net revenues increased, driven by favorable foreign currency, higher net pricing, the favorable resolution of a value added tax claim and favorable volume/mix in Brazil; higher net pricing and improved product mix in Argentina; and higher net pricing and favorable volume/mix in Venezuela. In Asia Pacific, net revenues increased due primarily to our LU Biscuit acquisition, higher net pricing across the region and favorable foreign currency.

Segment operating income increased $227 million (38.6%) due to higher net pricing, favorable volume/mix, the impact of our LU Biscuit acquisition (net of associated integration costs), the favorable resolution of a Brazilian value added tax claim, and favorable foreign currency. These favorable variances were partially offset by higher raw material costs, higher manufacturing costs, higher marketing, administration and research costs, higher Restructuring Program costs, higher marketing support costs, 2008 asset impairment charges related to certain international intangible assets, a juice operation in Brazil and a cheese plant in Australia and a 2007 gain on the divestiture of our sugar confectionery assets in Romania and related trademarks.

Critical Accounting Policies

Note 1, Summary of Significant Accounting Policies, to the consolidated financial statements includes a summary of the significant accounting policies we used to prepare our consolidated financial statements. We have discussed the selection and disclosure of our critical accounting policies and estimates with our Audit Committee. The following is a review of the more significant assumptions and estimates, as well as the accounting policies we used to prepare our consolidated financial statements.

Principles of Consolidation:

The consolidated financial statements include Kraft Foods, as well as our wholly owned and majority owned subsidiaries. Our domestic operating subsidiaries report year-end results as of the last Saturday of the year, and our international operating subsidiaries generally report year-end results two weeks prior to the last Saturday of the year.

We account for investments in which we exercise significant influence (20% - 50% ownership interest) under the equity method of accounting. We use the cost method of accounting for investments in which we have an ownership interest of less than 20% and in which we do not exercise significant influence. Noncontrolling interest in subsidiaries consists of the equity interest of noncontrolling investors in consolidated subsidiaries of Kraft Foods. All intercompany transactions are eliminated.

Use of Estimates:

We prepare our financial statements in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect a number of amounts in our financial statements. Significant accounting policy elections, estimates and assumptions include, among others, pension and benefit plan assumptions, lives and valuation assumptions of goodwill and intangible assets, marketing programs and income taxes. We base our estimates on historical experience and other assumptions that we believe are reasonable. If actual amounts differ from estimates, we include the revisions in our consolidated results of operations in the period in which we know the actual amounts. Historically, the aggregate differences, if any, between our estimates and actual amounts in any year have not had a significant impact on our consolidated financial statements.

Inventories:

Inventories are stated at the lower of cost or market. We record inventory allowances for overstocked and obsolete inventories due to ingredient and packaging changes. Effective January 1, 2009, we changed our method of valuing our U.S. inventories to the average cost method. In prior years, principally all U.S. inventories were valued using the last-in, first-out (“LIFO”) method. We believe that the average cost method of accounting for U.S. inventories is preferable and will improve financial reporting by better matching revenues and expenses to current costs, by better aligning our external reporting with our competitors, and by aligning our external reporting with our tax basis of accounting. The financial statements for all periods presented were conformed to the change in accounting policy. With this change, we value all of our inventories using the average cost method.

Refer to Note 1, Summary of Significant Accounting Policies, to the consolidated financial statements for further details of this change in accounting policy.

Long-Lived Assets:

We review long-lived assets, including amortizable intangible assets, for impairment when conditions exist that indicate the carrying amount of the assets may not be fully recoverable. We perform undiscounted operating cash flow analyses to determine if an impairment exists. When testing assets held for use for impairment, we group assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, the loss is calculated based on estimated fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Goodwill and Intangible Assets:

We test goodwill and non-amortizable intangible assets at least annually for impairment. We have recognized goodwill in our reporting units, which are generally one level below our operating segments. We use a two step process to test goodwill at the reporting unit level. The first step involves a comparison of the estimated fair value of each reporting unit with its carrying value. Fair value is estimated using discounted cash flows of the reporting unit based on planned growth rates, and estimates of discount rates and residual values. If the carrying value exceeds the fair value, the second step of the process is necessary. The second step measures the difference between the carrying value and implied fair value of goodwill. To test non-amortizable intangible assets for impairment, we compare the fair value of the intangible asset with its carrying value. Fair value of non-amortizable intangible assets is determined using our planned growth rates, and estimates of discount rates and royalty rates. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value. Definite-lived intangible assets are amortized over their estimated useful lives.

We perform our annual impairment review of goodwill and non-amortizable intangible assets as of October 1 each year. The basis of our valuation methodology for estimating the fair value of our 20 reporting units is a 20-year projection of discounted cash flows that is based on our annual strategic planning process. Estimating the fair value of individual reporting units requires us to make assumptions and estimates regarding our future plans, industry and economic conditions. For our reporting units within our Kraft Foods North America and Kraft Foods Europe geographic units, we used a market-participant, weighted-average cost of capital of 7.5% to discount the projected cash flows of those operations. For our reporting units within our Kraft Foods Developing Markets geographic unit, we used a risk-rated discount rate of 10.5%.

As a result of our 2009 annual review of goodwill and non-amortizable intangible assets, we recorded a $12 million charge for the impairment of intangible assets in the Netherlands. During our 2009 impairment review, we also noted that the following three reporting units were the most sensitive to near-term changes in our discounted cash flow assumptions:

	Percentage of Excess Fair Value over Carrying Value	October 1, 2009 Carrying Value of Goodwill
		(in millions)

U.S. Salty Snacks	11%	$1,186
N.A. Foodservice	22%	861
Europe Biscuits	11%	2,555

Each of our reporting units passed the first step of our 2009 annual impairment review with an estimated fair value greater than 110% of its carrying value. Looking past 2009, there are uncertainties within the three identified reporting units that could potentially require further analysis in the future in order for us to determine if a goodwill impairment exists within any of the individual reporting units. Significant uncertainties are:

•

Continued economic uncertainty may lead customers to purchase more retailer brands or other economy brands, which could reduce sales volumes of our products or shift our product mix to our lower margin offerings. If we are not able to maintain or improve our brand image or value proposition, it could have a material effect on our market share and our profitability. As we primarily use a forecasted discounted cash flow model based on segment operating income, a material decrease in profitability would adversely affect our estimated fair value of any of these reporting units.

•

Our U.S. Salty Snacks business has experienced volume declines over the past year. If this trend were to continue or worsen, it would adversely affect the estimated fair value of U.S. Salty Snacks reporting unit.

•

Our N.A. Foodservice business is heavily dependent on the restaurant industry, which has been negatively impacted by the recent recession. Continued industry-wide declines in restaurant traffic would adversely affect the estimated fair value of the N.A. Foodservice reporting unit.

•

Our Europe Biscuits business is primarily made up of the western European part of our 2007 LU Biscuit acquisition. Shortly after our acquisition, the economic environment in Europe deteriorated and ultimately lead to a recessionary period. If general economic conditions continue to worsen, it would adversely affect the estimated fair value of our Europe Biscuits reporting unit.

During the fourth quarter of 2008, we completed the annual review of goodwill and non-amortizable intangible assets and recorded a $44 million charge for the impairment of intangible assets in the Netherlands, France and Puerto Rico. During our 2008 impairment review, we determined that our Europe Biscuits reporting unit was the most sensitive to near-term changes in our discounted cash flow assumptions, as it contains a significant portion of the goodwill recorded upon our 2007 acquisition of LU Biscuit.

Insurance and Self-Insurance:

We use a combination of insurance and self-insurance for a number of risks, including workers’ compensation, general liability, automobile liability, product liability and our obligation for employee health care benefits. Liabilities associated with the risks are estimated by considering historical claims experience and other actuarial assumptions.

Revenue Recognition:

We recognize revenues when title and risk of loss pass to customers, which generally occurs upon shipment or delivery of goods. Revenues are recorded net of consumer incentives and trade promotions and include all shipping and handling charges billed to customers. Kraft Foods’ shipping and handling costs are classified as part of cost of sales. A provision for product returns and allowances for bad debts are also recorded as reductions to revenues within the same period that the revenue is recognized.

Marketing Costs:

We promote our products with advertising, consumer incentives and trade promotions. These programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives. We expense advertising costs either in the period the advertising first takes place or as incurred. Consumer incentive and trade promotion activities are recorded as a reduction to revenues based on amounts estimated as being due to customers and consumers at the end of a period. We base these estimates principally on historical utilization and redemption rates. For interim reporting purposes, advertising and consumer incentive expenses are charged to operations as a percentage of volume, based on estimated volume and related expense for the full year. We do not defer costs on our year-end consolidated balance sheet and all marketing costs are recorded as an expense in the year incurred.

Environmental Costs:

We are subject to laws and regulations relating to the protection of the environment. We accrue for environmental remediation obligations on an undiscounted basis when amounts are probable and can be reasonably estimated. The accruals are adjusted as new information develops or circumstances change. Recoveries of environmental remediation costs from third parties are recorded as assets when recovery of those costs is deemed probable. At December 31, 2009, our subsidiaries were involved in 71 active actions in the U.S. under Superfund legislation (and other similar actions) related to current operations and certain former or divested operations for which we retain liability.

Based on information currently available, we believe that the ultimate resolution of existing environmental remediation actions and our compliance in general with environmental laws and regulations will not have a material effect on our financial results. However, we cannot quantify with certainty the potential impact of future compliance efforts and environmental remediation actions.

Employee Benefit Plans:

In September 2006, new guidance was issued surrounding employers’ accounting for defined benefit pension and other postretirement plans. The new guidance required us to measure plan assets and benefit obligations as of the balance sheet date beginning in 2008. We previously measured our non-U.S. pension plans (other than certain Canadian and French pension plans) at September 30 of each year. On December 31, 2008, we recorded an after-tax decrease of $8 million to retained earnings using the 15-month approach to proportionally allocate the transition adjustment required upon adoption of the measurement provision of the new guidance. The plan assets and benefit obligations of our pension plans and the benefit obligations of our postretirement plans are now all measured at year-end.

We provide a range of benefits to our employees and retired employees. These include pension benefits, postretirement health care benefits and postemployment benefits, consisting primarily of severance. We record amounts relating to these plans based on calculations specified by U.S. GAAP. These calculations require the use of various actuarial assumptions, such as discount rates, assumed rates of return on plan assets, compensation increases, turnover rates and health care cost trend rates. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. As permitted by U.S. GAAP, we generally amortize any effect of the modifications over future periods. We believe that the assumptions used in recording our plan obligations are reasonable based on our experience and advice from our actuaries. Refer to Note 11, Benefit Plans, to the consolidated financial statements for a discussion of the assumptions used.

We recorded the following amounts in earnings for these employee benefit plans during the years ended December 31, 2009, 2008 and 2007:

	2009	2008		2007
		(in millions)

U.S. pension plan cost	$313	$160		$212
Non-U.S. pension plan cost	77	82		123
Postretirement health care cost	221	254		260
Postemployment benefit plan cost	143	571		140
Employee savings plan cost	94	93		83
Multiemployer pension plan contributions	29	27		26
Multiemployer medical plan contributions	35	33		33

Net expense for employee benefit plans	$912	$1,220		$877

The 2009 net expense for employee benefit plans of $912 million decreased by $308 million over the 2008 amount. The cost decrease primarily related to lower postemployment benefit plan costs as we completed our five-year Restructuring Program in 2008, partially offset by higher pension plan costs, including a lower expected return on plan assets and higher amortization of the net loss from experience differences. The 2008 net expense for employee benefit plans of $1,220 million increased by $343 million over the 2007 amount. The cost increase primarily related to higher postemployment benefit plan costs related to the Restructuring Program, partially offset by lower pension plan costs, including lower amortization of the net loss from experience differences.

We plan to make contributions of approximately $40 million to our U.S. pension plans and approximately $200 million to our non-U.S. pension plans in 2010. Our estimated pension contributions do not include anticipated contributions for our newly acquired Cadbury business. We will update this figure in future filings to reflect these anticipated contributions. Our actual contributions may differ from our planned contributions due to many factors, including changes in tax and other benefit laws, or significant differences between expected and actual pension asset performance or interest rates. For our U.S. qualified pension plans, we are not currently required to make any U.S. pension plan contributions under the Pension Protection Act of 2006 in 2010.

We expect our 2010 net expense for employee benefit plans to increase by approximately $40 million. The increase is primarily due to higher forecasted non-U.S. pension plan costs due to plan assumption changes, partially offset by lower forecasted postemployment benefit plan costs. Our non-U.S. pension plan costs will be higher primarily due to a weighted-average decrease of 120 basis points in our discount rate assumption. As this disclosure was made as of December 31, 2009, it does not reflect the impacts of our recent acquisition and divestiture activity.

We will be freezing our U.S. pension plans for current salaried and non-union hourly employees effective December 31, 2019. Pension accruals for all salaried and non-union employees who are currently earning pension benefits will end on December 31, 2019, and continuing pay and service will be used to calculate the pension benefits through December 31, 2019. Our projected benefit obligation decreased $168 million in 2009, and we incurred a $5 million curtailment charge in 2009 related to the freeze. We expect the freeze to lower our annual U.S. pension plan costs by approximately $40 million beginning in 2010. Additionally, for salaried and non-union hourly employees hired in the U.S. after January 1, 2009, we discontinued benefits under our U.S. pension plans, and we replaced them with an enhanced company contribution to our employee savings plan. We do not expect this to have a significant impact on our 2010 pension plan cost.

Our 2010 health care cost trend rate assumption remained unchanged at 7.00% for our U.S. postretirement plans and remained unchanged at 9.00% for our Canadian postretirement plans. We established these rates based upon our most recent experience as well as our expectation for health care trend rates going forward. We anticipate that our health care cost trend rate assumption will be 5.00% for U.S. plans by 2014 and 6.00% for Canadian plans by 2016. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 2009:

	One-Percentage-Point
	Increase	Decrease

Effect on total of service and interest cost	12.3%	(10.2%	)
Effect on postretirement benefit obligation	9.8%	(8.3%	)

Our 2010 discount rate assumption decreased to 5.70% from 6.10% for our U.S. postretirement plans and decreased to 5.25% from 7.60% for our Canadian postretirement plans. Our 2010 discount rate decreased to 5.93% from 6.10% for our U.S. pension plans. We model these discount rates using a portfolio of high quality, fixed-income debt instruments with durations that match the expected future cash flows of the benefit obligations. Our 2010 discount rate assumption for our non-U.S. pension plans decreased to 5.21% from 6.41%. We developed the discount rates for our non-U.S. plans from local bond indices that match local benefit obligations as closely as possible. Changes in our discount rates were primarily the result of changes in bond yields year-over-year.

Our 2010 expected rate of return on plan assets remained unchanged at 8.00% for our U.S. pension plans. We determine our expected rate of return on plan assets from the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. We attempt to maintain our target asset allocation by rebalancing between equity and debt asset classes as we make contributions and monthly benefit payments. We intend to rebalance our plan portfolios by mid-2010 by making contributions and monthly benefit payments.

While we do not anticipate further changes in the 2010 assumptions for our U.S. and non-U.S. pension and postretirement health care plans, as a sensitivity measure, a fifty-basis point change in our discount rate or a fifty-basis point change in the expected rate of return on plan assets would have the following effects, increase / (decrease) in cost, as of December 31, 2009:

	U.S. Plans		Non-U.S. Plans
	Fifty-Basis-Point		Fifty-Basis-Point
	Increase	Decrease	Increase	Decrease
	(in millions)

Effect of change in discount rate on pension costs	$(59)	$59	$(24)	$26
Effect of change in expected rate of return on plan assets on pension costs	(30)	30	(18)	18
Effect of change in discount rate on postretirement health care costs	(9)	9	(1)	1

Financial Instruments:

As we operate globally, we use certain financial instruments to manage our foreign currency exchange rate, commodity price and interest rate risks. We monitor and manage these exposures as part of our overall risk management program. Our risk management program focuses on the unpredictability of financial markets and seeks to reduce the potentially adverse effects that the volatility of these markets may have on our operating results. We maintain foreign currency, commodity price and interest rate risk management strategies that seek to reduce significant, unanticipated earnings fluctuations that may arise from volatility in foreign currency exchange rates, commodity prices and interest rates, principally through the use of derivative instruments.

Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. We formally document the nature of and relationships between the hedging instruments and hedged items, as well as our risk management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If we deem it probable that the forecasted transaction will not occur, we recognize the gain or loss in earnings currently.

By using derivatives to hedge exposures to changes in exchange rates and commodity prices, we have exposure on these derivatives to credit and market risk. We are exposed to credit risk that the counterparty might fail to fulfill its performance obligations under the terms of the derivative contract. We minimize our credit risk by entering into transactions with high quality counterparties with investment grade credit ratings, limiting the amount of exposure we have with each counterparty and monitoring the financial condition of our counterparties. In October 2008, one of our counterparties, Lehman Brothers Commercial Corporation, filed for bankruptcy. Consequently, we wrote off an insignificant asset related to derivatives held with them. This did not have a significant impact on our foreign currency risk management program. We also maintain a policy of requiring that all significant, non-exchange traded derivative contracts with a duration greater than one year be governed by an International Swaps and Derivatives Association master agreement. Market risk is the risk that the value of the financial instrument might be adversely affected by a change in foreign currency exchange rates, commodity prices, or interest rates. We manage market risk by incorporating monitoring parameters within our risk management strategy that limit the types of derivative instruments and derivative strategies we use, and the degree of market risk that may be undertaken by the use of derivative instruments.

We record derivative financial instruments at fair value in our consolidated balance sheets as either current assets or current liabilities. Changes in the fair value of a derivative that is highly effective and designated as a cash flow hedge, to the extent that the hedge is effective, are recorded each period either in accumulated other comprehensive earnings / (losses) or in earnings. Gains and losses on derivative instruments reported in accumulated other comprehensive earnings / (losses) are reclassified to the consolidated statement of earnings in the periods in which operating results are affected by the hedged item. Changes in the fair value of a derivative that is highly effective and designated as a fair value hedge, along with the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, are recorded in current period earnings. Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows.

Income Taxes:

Prior to our spin-off from Altria, we were included in Altria’s consolidated federal income tax return. We generally computed income taxes on a separate company basis; however, some of our foreign tax credits, capital losses and other credits could not be used on a separate company basis. To the extent that Altria used our foreign tax credits and other tax benefits in its consolidated federal income tax return, we recognized the benefit in the calculation of our provision for income taxes. This benefit was approximately $270 million in 2007. We made payments to, or were reimbursed by, Altria for the tax effects resulting from being included in Altria’s tax return. As of March 31, 2007, we were no longer a member of the Altria consolidated tax return group. We file our own federal consolidated income tax returns.

In July 2006, new guidance was issued which addressed accounting for the uncertainty in income taxes. We adopted the guidance effective January 1, 2007. The guidance clarified when tax benefits should be recorded in the financial statements and provided measurement criteria for valuing such benefits. In order for us to recognize benefits, our tax position must be more likely than not to be sustained upon audit. The amount we recognize is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Before the implementation of this guidance, we established additional provisions for certain positions that were likely to be challenged even though we believe that those existing tax positions were fully supportable. The adoption of this guidance resulted in an increase to equity as of January 1, 2007 of $213 million.

We recognize deferred tax assets for deductible temporary differences, operating loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

Commodity Trends

We are a major purchaser of dairy, coffee, cocoa, wheat, corn products, soybean and vegetable oils, nuts, meat products, and sugar and other sweeteners. We also use significant quantities of plastic, glass and cardboard to package our products, and natural gas for our factories and warehouses. We continuously monitor worldwide supply and cost trends of these commodities so we can act quickly to obtain ingredients and packaging needed for production.

We purchase our dairy raw material requirements, including milk and cheese, from independent third parties such as agricultural cooperatives and independent processors. The prices for milk and other dairy product purchases are substantially influenced by market supply and demand, as well as by government programs. Dairy commodity costs on average were lower in 2009 than in 2008. Significant cost items in our biscuit and grocery products are grains (wheat, corn and soybean oil). Grain costs have experienced significant volatility as a result of burgeoning global demand for food, livestock feed and biofuels such as ethanol and biodiesel. Grain costs on average were relatively flat from 2008 to 2009. The most significant cost item in coffee products is green coffee beans, which are purchased on world markets. Green coffee bean prices are affected by the quality and availability of supply, changes in the value of the U.S. dollar in relation to certain other currencies and consumer demand for coffee products. Green coffee bean costs on average were lower in 2009 than in 2008. A significant cost item in chocolate confectionery products is cocoa, which is purchased on world markets, and the price of which is affected by the quality and availability of supply and changes in the value of the British pound and the U.S. dollar relative to certain other currencies. Cocoa bean and cocoa butter costs on average were higher in 2009 than in 2008.

During 2009, our aggregate commodity costs decreased primarily as a result of lower dairy costs. For 2009, our commodity costs were approximately $150 million lower than 2008, following an increase of approximately $2.0 billion in 2008 compared to 2007. Overall, we expect commodity costs to continue to be volatile in 2010.

Liquidity

We believe that our cash from operations, our existing $4.5 billion revolving credit facility (which supports our commercial paper program) and our authorized long-term financing will provide sufficient liquidity to meet our working capital needs, planned capital expenditures, future contractual obligations and payment of our anticipated quarterly dividends. We continue to utilize our commercial paper program and primarily uncommitted international credit lines for daily funding requirements. We also use short-term intercompany loans from foreign subsidiaries to improve financial flexibility. Overall, we do not expect any negative effects to our funding sources that would have a material effect on our liquidity.

Net Cash Provided by Operating Activities:

Operating activities provided net cash of $5.1 billion in 2009, $4.1 billion in 2008 and $3.6 billion in 2007. The increase in operating cash flows in 2009 primarily related to working capital improvements over the prior year (primarily due to improved inventory positions, partially offset by higher interest payments, principally due to the first annual payment on our euro notes) and higher earnings. The increase in operating cash flows was partially offset by higher pension contributions, driven by total voluntary contributions of $400 million that we made to our U.S. pension plans in May and December 2009.

Operating cash flows increased in 2008 from 2007 primarily due to increased earnings and working capital improvements (mainly from lower income tax payments and lower inventory levels), partially offset by increased interest paid. The increase in operating cash flows was partially offset by a $305 million tax transfer from Altria in 2007 for the federal tax contingencies held by them, less the impact of federal reserves reversed due to the adoption of new guidance which addressed accounting for the uncertainty in income taxes. The transfer from Altria was reflected as a component of the change in other current assets within the net cash provided by operating activities section of the consolidated statement of cash flows.

We anticipate making U.S. pension contributions of approximately $40 million in 2010 and non-U.S. pension contributions of approximately $200 million in 2010. We expect to fund these contributions from operations. Our estimated pension contributions do not include anticipated contributions for our newly acquired Cadbury business. We will update this figure in future filings to reflect these anticipated contributions.

Net Cash Used in Investing Activities:

One element of our growth strategy is to strengthen our brand portfolios and / or expand our geographic reach through disciplined programs of selective acquisitions and divestitures. We are regularly reviewing potential acquisition candidates and from time to time sell businesses to accelerate the shift in our portfolio toward businesses – whether global, regional or local – that offer us a sustainable competitive advantage. The impact of future acquisitions or divestitures could have a material impact on our cash flows.

Net cash used in investing activities was $1.2 billion in 2009, $1.3 billion in 2008 and $8.4 billion in 2007. The decrease in cash used in investing activities in 2009 primarily related to a $99 million payment made to Groupe Danone S.A. in 2008 to refund excess cash received in the acquisition of LU Biscuit and lower capital expenditures, partially offset by lower proceeds from divestitures. The decrease in cash used in investing activities in 2008 primarily related to lower payments for acquisitions, partially offset by lower proceeds from divestitures and higher capital expenditures.

During 2009, we divested our Balance bar operations in the U.S., a juice operation in Brazil and a plant in Spain and received $41 million in net proceeds. During 2008, we received $153 million in net proceeds on divestitures, primarily related to a Nordic and Baltic snacks operation and four operations in Spain, and we disbursed $56 million for transaction fees related to the split-off of the Post cereals business. Additionally, we paid Groupe Danone S.A. the aforementioned refund in 2008. During 2007, we received net proceeds of $216 million from the divestitures of our flavored water and juice brand assets and related trademarks, our sugar confectionery assets in Romania and related trademarks and our hot cereal assets and trademarks. Additionally, we acquired LU Biscuit for €5.1 billion (approximately $7.6 billion) in cash in 2007.

Capital expenditures, which were funded by operating activities, were $1.3 billion in 2009, $1.4 billion in 2008 and $1.2 billion in 2007. The 2009 capital expenditures were primarily used to modernize manufacturing facilities and support new product and productivity initiatives. We expect 2010 capital expenditures to be in line with 2009 expenditures, including capital expenditures required for systems’ investments. We expect to fund these expenditures from operations. As this disclosure was made as of December 31, 2009, it does not reflect the impacts of our recent acquisition and divestiture activity.

Net Cash (Used in) / Provided by Financing Activities:

Net cash used in financing activities was $3.1 billion in 2009 and $2.1 billion during 2008, compared with $5.1 billion provided during 2007. The net cash used in financing activities in 2009 primarily related to $1.7 billion in dividend payments, $950 million in repayments of long-term debt securities and $344 million in net commercial paper repayments. Additionally, other cash used in financing activities in 2009 included $69 million in costs related to our bridge facility agreement dated November 9, 2009 (the “Cadbury Bridge Facility”). The net cash used in financing activities in 2008 primarily related to $5.9 billion in payments made on the bridge facility used to fund our LU Biscuit acquisition, $1.7 billion in dividend payments, $777 million in Common Stock share repurchases and $795 million in repayments of long-term debt securities, primarily related to debt that matured on October 1, 2008, partially offset by $6.9 billion in proceeds from our long-term debt offerings. The net cash provided by financing activities in 2007 was primarily due to $6.4 billion in proceeds from long-term debt offerings and net outstanding borrowings of $5.5 billion under the bridge facility used to fund our LU Biscuit acquisition, partially offset by $3.7 billion in Common Stock share repurchases, $1.6 billion in dividend payments and $1.4 billion in repayments of long-term debt securities that matured.

In August 2010, $500 million of our long-term debt matures. We expect to fund the repayment with cash from operations or short-term borrowings. As this disclosure was made as of December 31, 2009, it does not reflect the impacts of our recent acquisition and divestiture activity.

Borrowing Arrangements:

On November 30, 2009, we entered into a revolving credit agreement for a $4.5 billion three-year senior unsecured revolving credit facility. The agreement replaced our former revolving credit agreement, which was terminated upon the signing of the new agreement. We intend to use the revolving credit facility for general corporate purposes, including for working capital purposes, and to support our commercial paper issuances. No amounts have been drawn on the facility.

The revolving credit agreement requires us to maintain a minimum total shareholders’ equity, excluding accumulated other comprehensive earnings / (losses), of at least $23.0 billion. Upon the completion of the Cadbury acquisition this covenant will increase by 75% of any increase in our total shareholders’ equity as a direct result of a) our issuance of certain types of equity securities to finance the acquisition; or b) our refinancing certain indebtedness. At December 31, 2009, our total shareholders’ equity, excluding accumulated other comprehensive earnings / (losses), was $29.8 billion. We expect to continue to meet this covenant. The revolving credit agreement also contains customary representations, covenants and events of default. However, the revolving credit facility has no other financial covenants, credit rating triggers or provisions that could require us to post collateral as security.

In addition to the above, some of our international subsidiaries maintain primarily uncommitted credit lines to meet short-term working capital needs. Collectively, these credit lines amounted to $1.5 billion at December 31, 2009. Borrowings on these lines amounted to $191 million at December 31, 2009 and $291 million at December 31, 2008.

The Cadbury Bridge Facility is a £5.5 billion (approximately $8.9 billion) 364-day senior unsecured facility. On January 18, 2010, we amended the agreement to increase the Cadbury Bridge Facility to an aggregate of £7.1 billion. On February 11, 2010, after the issuance of $9.5 billion of senior unsecured notes, we amended the agreement again to decrease the Cadbury Bridge Facility to an aggregate of £1.3 billion. We expect to use borrowings under the Cadbury Bridge Facility and proceeds from other financing sources to finance the Cadbury acquisition and to refinance certain indebtedness of Cadbury and its subsidiaries. With certain restrictions, borrowings under the Cadbury Bridge Facility are also available for our general corporate purposes.

The Cadbury Bridge Facility agreement includes the same minimum shareholders’ equity requirement as in our $4.5 billion revolving credit agreement. In addition, in the event that our long-term senior unsecured indebtedness is rated below investment grade by either Moody’s or Standard & Poor’s, the Cadbury Bridge Facility agreement requires us to maintain a net debt to adjusted EBITDA ratio of not more than 4.25 to 1.00. At December 31, 2009, we continued to maintain our investment grade debt rating, and our net debt to adjusted EBITDA ratio was 2.64. The Cadbury Bridge Facility agreement also contains customary representations, covenants and events of default and requires the prepayment of advances and / or the permanent reduction of commitments under the facility with the net cash proceeds received from certain disposals, debt issuances and equity capital markets transactions. No amounts were drawn on the facility at December 31, 2009.

Subject to market conditions, we expect to refinance or reduce advances under the Cadbury Bridge Facility from proceeds of alternative financing sources.

Debt:

Our total debt was $19.0 billion at December 31, 2009 and $20.3 billion at December 31, 2008. Our debt-to-capitalization ratio was 0.42 at December 31, 2009 and 0.48 at December 31, 2008. At December 31, 2009, the weighted-average term of our outstanding long-term debt was 8.4 years.

On February 8, 2010, we issued $9.5 billion of senior unsecured notes at a weighted-average effective rate of 5.364% and are using the net proceeds ($9,379 million) to finance the Cadbury acquisition and for general corporate purposes. After the issuance of the $9.5 billion of senior unsecured notes, the weighted-average term of our outstanding long-term debt was 10.5 years.

On September 3, 2009, we redeemed our November 2011, 7% $200 million debenture at par value. Upon redemption, we recorded a loss of $14 million within interest and other expense, net which represented the write-off of the remaining discount. On November 12, 2009, we repaid $750 million in notes, and on October 1, 2008, we repaid $700 million in notes. These repayments were primarily financed from commercial paper issuances.

On December 19, 2008, we issued $500 million of senior unsecured notes; on May 22, 2008, we issued $2.0 billion of senior unsecured notes; and on March 20, 2008, we issued €2.85 billion (approximately $4.5 billion) of senior unsecured notes. We used the net proceeds from these issuances ($498 million in December, $1,967 million in May and approximately $4,470 million in March) for general corporate purposes, including the repayment of borrowings under the bridge facility used to fund our LU Biscuit acquisition and other short-term borrowings.

The notes from all above issuances include covenants that restrict our ability to incur debt secured by liens above a certain threshold. We are also required to offer to purchase these notes at a price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest to the date of repurchase, if we experience both of the following:

(i)	a “change of control” triggering event, and
(ii)	a downgrade of these notes below an investment grade rating by each of Moody’s, Standard & Poor’s and Fitch within a specified period.

We expect to continue to comply with our long-term debt covenants. Refer to Note 7, Debt and Borrowing Arrangements, for further details of these debt offerings.

From time to time we refinance long-term and short-term debt. The nature and amount of our long-term and short-term debt and the proportionate amount of each varies as a result of future business requirements, market conditions and other factors. We have an automatic shelf registration on Form S-3 on file with the SEC. As a well-known seasoned issuer, we are able to register new debt securities in amounts authorized by our Board of Directors through December 2010. On October 4, 2007 our Board of Directors authorized $5.0 billion in general long-term financing, which was in addition to the €5.3 billion authorized for the LU Biscuit acquisition and the £7.1 billion authorized for the Cadbury acquisition. At December 31, 2009, we had approximately $3.0 billion remaining in general long-term financing authority and £7.1 billion (approximately $11.5 billion) remaining in Cadbury financing authority from our Board of Directors.

Debt Ratings:

At February 16, 2010, our debt ratings by major credit rating agencies were:

	Short-term	Long-term

Moody’s	P-2	Baa2
Standard & Poor’s	A-2	BBB-
Fitch	F3	BBB-

Our debt ratings were downgraded due to the increased level of our indebtedness incurred in connection with our acquisition of Cadbury. On February 2, 2010, Moody’s affirmed our short-term debt rating of P-2 and our long-term debt rating Baa2, and revised the outlook from stable to negative. On February 2, 2010, Standard & Poor’s affirmed our short-term debt rating of A-2 and downgraded our long-term debt rating from BBB+ to BBB-, with a positive outlook. On January 20, 2010, Fitch downgraded our short-term debt rating from F2 to F3 and downgraded our long-term debt rating from BBB to BBB-, with a stable outlook.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

We have no off-balance sheet arrangements other than the guarantees and contractual obligations that are discussed below.

Guarantees:

As discussed in Note 13, Commitments and Contingencies, we have third-party guarantees primarily covering the long-term obligations of our vendors. As part of those transactions, we guarantee that third parties will make contractual payments or achieve performance measures. At December 31, 2009, the carrying amount of our third-party guarantees on our consolidated balance sheet and the maximum potential payments under these guarantees was $29 million. Substantially all of these guarantees expire at various times through 2018.

In addition, at December 31, 2009, we were contingently liable for $274 million of guarantees related to our own performance. These include letters of credit related to dairy commodity purchases and guarantees related to the payment of custom duties and taxes, and other letters of credit.

Guarantees do not have, and we do not expect them to have, a material effect on our liquidity.

Aggregate Contractual Obligations:

The following table summarizes our contractual obligations at December 31, 2009, and does not reflect the impacts of our recent acquisition and divestiture activity.

	Payments Due
	Total	2010	2011-12	2013-14	2015 and Thereafter
	(in millions)

Long-term debt (1)	$18,536	$501	$6,366	$2,051	$9,618
Interest expense (2)	10,598	1,132	2,073	1,364	6,029
Capital leases (3)	84	16	26	13	29
Operating leases (4)	1,125	306	428	179	212
Purchase obligations: (5)
Inventory and production costs	5,819	4,465	1,079	257	18
Other	1,281	863	278	137	3

	7,100	5,328	1,357	394	21
Other long-term liabilities (6)	2,296	280	474	454	1,088

	$39,739	$7,563	$10,724	$4,455	$16,997

(1)       Amounts represent the expected cash payments of our long-term debt and do not include unamortized bond premiums or discounts.

(2)       Amounts represent the expected cash payments of our interest expense on our long-term debt. Interest calculated on our variable-rate debt was forecasted using a LIBOR rate forward curve analysis as of December 31, 2009. Interest calculated on our euro notes was forecasted using the euro to U.S. dollar exchange rate as of December 31, 2009. An insignificant amount of interest expense was excluded from the table for a portion of our foreign debt due to the complexities involved in forecasting expected interest payments.

(3)       Amounts represent the expected cash payments of our capital leases, including the expected cash payments of interest expense of approximately $18 million on our capital leases.

(4)       Operating leases represent the minimum rental commitments under non-cancelable operating leases.

(5)       Purchase obligations for inventory and production costs (such as raw materials, indirect materials and supplies, packaging, co-manufacturing arrangements, storage and distribution) are commitments for projected needs to be utilized in the normal course of business. Other purchase obligations include commitments for marketing, advertising, capital expenditures, information technology and professional services. Arrangements are considered purchase obligations if a contract specifies all significant terms, including fixed or minimum quantities to be purchased, a pricing structure and approximate timing of the transaction. Most arrangements are cancelable without a significant penalty and with short notice (usually 30 days). Any amounts reflected on the consolidated balance sheet as accounts payable and accrued liabilities are excluded from the table above.

(6)       Other long-term liabilities primarily consist of estimated future benefit payments for our postretirement health care plans through December 31, 2019 of approximately $2,180 million. We are unable to reliably estimate the timing of the payments beyond 2019; as such, they are excluded from the above table. In addition, the following long-term liabilities included on the consolidated balance sheet are excluded from the table above: accrued pension costs, income taxes, insurance accruals and other accruals. We are unable to reliably estimate the timing of the payments (or contributions beyond 2010, in the case of accrued pension costs) for these items. We currently expect to make approximately $240 million in contributions to our pension plans in 2010. We also expect that our net pension cost will increase by approximately $50 million to approximately $440 million in 2010. As of December 31, 2009, our total liability for income taxes, including uncertain tax positions and associated accrued interest and penalties, was $1.2 billion. We expect to pay approximately $239 million in the next 12 months. During 2009, we reached an agreement with the IRS on specific matters related to years 2000 through 2003. Our returns for those years are still under examination, and the IRS recently began its examination of years 2004 through 2006. We are not able to reasonably estimate the timing of future cash flows beyond 12 months due to uncertainties in the timing of these and other tax audit outcomes.

Equity and Dividends

Stock Repurchases:

Our Board of Directors authorized the following Common Stock repurchase programs. Our $5.0 billion share repurchase authority expired on March 30, 2009. We did not repurchase any shares in 2009.

Share Repurchase Program Authorized by the Board of Directors	$5.0 billion	$2.0 billion

Authorized / completed period for repurchase	April 2007 – March 2009	March 2006 – March 2007

Aggregate cost of shares repurchased in 2008 (millions of shares)	$777 million (25.3 shares)

Aggregate cost of shares repurchased in 2007 (millions of shares)	$3.5 billion (105.6 shares)	$140 million (4.5 shares)

Aggregate cost of shares repurchased life-to-date under program (millions of shares)	$4.3 billion (130.9 shares)	$1.1 billion (34.7 shares)

In total, we repurchased 25.3 million shares for $777 million in 2008 and 110.1 million shares for $3,640 million in 2007 under these programs. We made these repurchases of our Common Stock in open market transactions.

In March 2007, we repurchased 1.4 million additional shares of our Common Stock from Altria at a cost of $46.5 million. We paid $32.085 per share, which was the average of the high and the low price of Kraft Foods Common Stock as reported on the NYSE on March 1, 2007. This repurchase was in accordance with our spin-off agreement with Altria.

Stock Plans:

At our 2009 annual meeting, our shareholders approved the Kraft Foods Inc. Amended and Restated 2005 Performance Incentive Plan (the “2005 Plan”). The 2005 Plan includes, among other provisions, a limit on the number of shares that may be granted, vesting restrictions and a prohibition on stock option repricing. Under the amended plan, we are authorized to issue a maximum of 168.0 million shares of our Common Stock. As of the effective date of the amendment, there were 92.1 million shares available to be granted under the 2005 Plan, of which no more than 27.5 million shares may be awarded as restricted or deferred stock.

In 2008, we changed our annual and long-term incentive compensation programs to further align them with shareholder returns. Under the annual equity program, we now grant equity in the form of both restricted or deferred stock and stock options. The restricted or deferred stock continues to vest 100% after three years, and the stock options vest in three annual installments beginning on the first anniversary of the grant date. Additionally, we changed our long-term incentive plan from a cash-based program to a share-based program. These shares vest based on varying performance, market and service conditions. The unvested long-term incentive plan shares have no voting rights and do not pay dividends.

In January 2009, we granted 1.5 million shares of stock in connection with our long-term incentive plan. The market value per share was $27.00 on the date of grant. In February 2009, as part of our annual equity program, we issued 4.1 million shares of restricted and deferred stock to eligible employees. The market value per restricted or deferred share was $23.64 on the date of grant. Also, as part of our annual equity program, we granted 16.3 million stock options to eligible employees at an exercise price of $23.64.

We also issued 0.2 million off-cycle shares of restricted and deferred stock during 2009. The weighted-average market value per restricted or deferred share was $25.55 on the date of grant. In aggregate, we issued 5.8 million restricted and deferred shares during 2009.

At December 31, 2009, the number of shares to be issued upon exercise of outstanding stock options, vesting of non-U.S. deferred shares and vesting of long-term incentive plan shares was 52.8 million or 3.6% of total shares outstanding.

In January 2008, we granted 1.4 million shares of stock in connection with our long-term incentive plan. The market value per share was $32.26 on the date of grant. In February 2008, as part of our annual equity program, we issued 3.4 million shares of restricted and deferred stock to eligible employees. The market value per restricted or deferred share was $29.49 on the date of grant. Also, as part of our annual equity program, we granted 13.5 million stock options to eligible employees at an exercise price of $29.49.

In addition, we issued 0.2 million off-cycle shares of restricted and deferred stock during 2008. The weighted-average market value per restricted or deferred share was $30.38 on the date of grant. In aggregate, we issued 5.0 million restricted and deferred shares during 2008. We also granted 0.1 million off-cycle stock options during 2008 at an exercise price of $30.78. In aggregate, we granted 13.6 million stock options during 2008.

Our Board of Directors approved a stock option grant to our Chief Executive Officer on May 3, 2007, to recognize her election as our Chairman. She received 300,000 stock options, which vest under varying market and service conditions and expire ten years after the grant date.

In January 2007, we issued 5.2 million shares of restricted and deferred stock to eligible employees as part of our annual equity program. The market value per restricted or deferred share was $34.655 on the date of grant. Additionally, we issued 1.0 million off-cycle shares of restricted and deferred stock during 2007. The weighted-average market value per restricted or deferred share was $34.085 on the date of grant. The total number of restricted and deferred shares issued in 2007 was 9.2 million, including those issued as a result of our spin-off from Altria (discussed below).

Upon our spin-off, Altria stock awards were modified through the issuance of Kraft Foods stock awards, and accordingly, the Altria stock awards were split into two instruments. Holders of Altria stock options received: 1) a new Kraft Foods option to acquire shares of Kraft Foods Common Stock; and 2) an adjusted Altria stock option for the same number of shares of Altria common stock previously held, but with a proportionally reduced exercise price. For each employee stock option outstanding, the aggregate intrinsic value immediately after our spin-off from Altria was not greater than the aggregate intrinsic value immediately prior to it. Holders of Altria restricted stock or stock rights awarded before January 31, 2007, retained their existing awards and received restricted stock or stock rights in Kraft Foods Common Stock. Recipients of Altria restricted stock or stock rights awarded on or after January 31, 2007, did not receive Kraft Foods restricted stock or stock rights because Altria had announced the spin-off at that time. We reimbursed Altria $179 million for net settlement of the employee stock awards. We determined the fair value of the stock options using the Black-Scholes option valuation model, and adjusted the fair value of the restricted stock and stock rights by the value of projected forfeitures.

Based upon the number of Altria stock awards outstanding at the time of our spin-off, we granted stock options for 24.2 million shares of Common Stock at a weighted-average price of $15.75. The options expire between 2007 and 2012. In addition, we issued 3.0 million shares of restricted stock and stock rights. The market value per restricted share or right was $31.66 on the date of grant. Restrictions on the majority of these restricted shares and stock rights lapsed in either the first quarter of 2008 or 2009.

Dividends:

We paid dividends of $1,712 million in 2009, $1,663 million in 2008 and $1,638 million in 2007. The increases of 2.9% in 2009 and 1.5% in 2008 reflect higher dividend rates, partially offset by fewer shares outstanding resulting from the split-off of the Post cereals business and share repurchases. The present annualized dividend rate is $1.16 per common share. The declaration of dividends is subject to the discretion of our Board of Directors and depends on various factors, including our net earnings, financial condition, cash requirements, future prospects and other factors that our Board of Directors deems relevant to its analysis and decision making.

2010 Outlook

We expect the strong operating and financial momentum of our base business to carry forward into coming years. In the near term, we continue to target organic net revenue growth of 4 percent or more and the high end of its 7 to 9 percent long-term EPS growth objective on our base business.

We expect to deliver this performance while:

•	investing incrementally in product quality, marketing and innovation;
•	raising productivity as a percentage of cost of goods sold to greater than 4 percent by 2011;
•	leveraging overhead costs by reducing overhead as a percentage of net revenue to approximately 12.5 percent by 2011; and
•	restoring operating income margins to industry benchmarks in the mid-teens by 2011.

In addition, our consolidated results will include Cadbury from February 2, 2010, onwards. The combination of Kraft Foods and Cadbury is expected to provide the potential for meaningful revenue synergies over time from investments in distribution, marketing and product development. As a result, the combined company is targeting long-term organic net revenue growth of 5 percent or more.

Opportunities for significant synergies from the combination have also been identified. On a combined basis, we continue to expect that pre-tax cost savings of at least $675 million annually can be realized by the end of 2012. Total one-time implementation cash costs of approximately $1.3 billion are expected to be incurred through the end of 2012.

On a combined basis, we are targeting accretion to earnings per share in 2011 of approximately $0.05 on a cash basis, which excludes one-time expenses to achieve cost savings, expenses related to the transaction and the impact of incremental non-cash items such as the amortization of intangibles related to the acquisition. Over the long-term, the combined company is targeting EPS growth of 9 to 11 percent.

Our results will also be affected by the sale of the assets of our Frozen Pizza business, which is expected to close in mid-2010. We also expect earnings to be reduced by approximately $0.05 per diluted share on an annual basis as a result of the Frozen Pizza business transaction. This assumes the proceeds will be used for a combination of debt reduction and share repurchases.

New Accounting Standards

See Note 1, Summary of Significant Accounting Policies to the consolidated financial statements for a discussion of new accounting standards.

Contingencies

See Note 13, Commitments and Contingencies, to the consolidated financial statements. Part I Item 3. Legal Proceedings of our 2009 Form 10-K will contain the following discussion of contingencies.

We routinely are involved in legal proceedings, claims, and governmental inspections or investigations (“Legal Matters”) arising in the ordinary course of our business.

Competition authorities in the European Union have opened various investigations into possible anticompetitive activity in the fast moving consumer goods (“FMCG”) sector, which includes products such as chocolate and coffee. In Germany, the Federal Cartel Office (“FCO”) is investigating a number of FMCG companies, including Kraft Foods. We are cooperating and in contact with the FCO. At this time, we cannot predict with certainty the course or the outcome of these investigations.

Currently, we do not believe that the ultimate costs to resolve any of the Legal Matters will have a material effect on our financial results.

Non-GAAP Financial Measures

We use the non-U.S. GAAP financial measure “organic net revenues” and corresponding growth ratios. The difference between “organic net revenues” and “net revenues,” which is the most comparable U.S. GAAP financial measure, is that organic net revenues excludes the impact of acquisitions, divestitures and currency. Organic net revenues is used by our management to budget, make operating and strategic decisions and evaluate our performance. We have disclosed this measure so that you have the same financial data that management uses with the intention of assisting you in making comparisons to our historical operating results and analyzing our underlying performance. Our management believes that organic net revenues better reflect the underlying growth from the ongoing activities of our business and provide improved comparability of results because they exclude the impact of fluctuations in foreign currency exchange rates, which are not under our control, and also exclude the one-time impacts of acquisitions and divestitures on net revenues. The limitation of this measure is that it excludes items that have an impact on net revenues. The best way that this limitation can be addressed is by using organic net revenues in combination with our U.S. GAAP reported net revenues. Our management believes that the presentation of this non-U.S. GAAP financial measure, when considered together with our U.S. GAAP financial measures and the reconciliations to the corresponding U.S. GAAP financial measures, provides you with a more complete understanding of the factors and trends affecting Kraft Foods than could be obtained absent these disclosures. Because organic net revenues calculations may vary among other companies, the organic net revenues figures presented in the Consolidated Results of Operations section may not be comparable with similarly titled measures of other companies. Organic net revenues are not meant to be considered in isolation or as a substitute for U.S. GAAP financial measures. You should carefully evaluate the following table reconciling U.S. GAAP reported net revenues to organic net revenues.

	2009	2008	$ Change	% Change
	(in millions)

Organic net revenues	$42,210	$41,577	$633	1.5%
Impact of divestitures	73	355	(282)	(0.7)pp
Unfavorable foreign currency	(1,897)	–	(1,897)	(4.5)pp

Reported net revenues	$40,386	$41,932	$(1,546)	(3.7)%

	2008	2007	$ Change	% Change
	(in millions)

Organic net revenues	$37,818	$35,424	$2,394	6.8%
Impact of divestitures	230	434	(204)	(0.8)pp
Favorable foreign currency	711	–	711	2.0 pp
2007 LU Biscuit acquisition	3,173	–	3,173	8.9 pp

Reported net revenues	$41,932	$35,858	$6,074	16.9%

In addition, we use the non-U.S. GAAP financial measure “free cash flow.” The difference between “free cash flow” and “net cash provided by operating activities,” which is the most comparable U.S. GAAP financial measure, is that free cash flow reflects the impact of capital expenditures. The limitation of this measure is that it excludes items that have an impact on our cash flow provided by operating activities. The best way that this limitation can be addressed is by using free cash flow in combination with our U.S. GAAP reported net cash provided by operating activities.

Free cash flow is an internal, supplemental measure of our performance. Our management uses free cash flow as the primary cash flow metric in the budgeting and forecasting processes, as it represents the controllable cash flows from operations. We believe free cash flow shows the financial health of, and how efficiently we are running, the company. We further believe that this non-U.S. GAAP measure provides information useful to both management and investors in gaining an overall understanding of our current financial performance, and that it provides investors with financial information that most closely aligns to our internal measurement processes.

This non-U.S. GAAP measure should not be considered in isolation or as an alternative to cash flows generated by operating, investing or financing activities as a measure of our liquidity. Because free cash flow is not a measurement determined in accordance with U.S. GAAP, and is thus susceptible to varying calculations, free cash flow may not be comparable to other similarly titled measures of other companies.

The table below reconciles reported net cash provided by operating activities to free cash flow for the periods stated.

	2009	2008	2007
	(in millions)

Net Cash Provided by Operating Activities	$5,084	$4,141	$3,571
Capital Expenditures	(1,330)	(1,367)	(1,241)

Free cash flow	$3,754	$2,774	$2,330

Forward-Looking Statements

This report contains forward-looking statements including how our four priorities will shape our future; our planned sale of our Frozen Pizza business, including regulatory clearances, number of employees who will transfer and expected close; what our strategy is centered on; our investments align with growing consumer interest in convenience products and premium brands; our focus on snacks and confectionary products fits well within our strategy of growth in instant consumption channels; our long-term strategy; our intent to acquire the remaining Cadbury ordinary shares; our accounting for the sale of our Frozen Pizza business as a discontinued operation in the first quarter of 2010; our continuing expectation that the exchange with our shareholders related to the split-off of the Post cereals business was tax-free; expectations about LU biscuits; with regard to our Restructuring Program, our use of cash to pay charges and cumulative annualized savings; in connection with our new operating structure, that we are putting our resources closer to where we make decisions that affect our consumers and customers and our intent to simplify, streamline and increase accountability, with the ultimate goal of generating reliable growth for Kraft Foods; why we disclose implementation charges; our reorganization of our European operations and how we changed the way we work; why we include segment operating income; our expectation regarding completion of our reorganization of Kraft Foods Europe; expected additional charges to complete the integration of the Europe Biscuits business and why we disclose implementation and other non-recurring charges; our expectations regarding how the Venezuelan devaluation will affect our 2010 operating results; our belief that the average cost method of accounting is preferable and will improve our financial reporting; our uncertainty that the three reporting units could potentially require further analysis in the future to determine if a goodwill impairment exists, and the significant certainties, including continued economic uncertainty, volume declines, the negative effect of the recession on restaurant industry and the deteriorating economic environment in Europe that ultimately lead to a recessionary period; our belief that the ultimate resolution of existing environmental remediation actions and our compliance with environmental laws and regulations will not have a material effect on our financial results and our uncertainty related to the potential impact of future compliance efforts and environmental remediation efforts; our belief regarding the assumptions used in recording our plan obligations; with regard to our pension plans, the amount we expect to make in contributions in 2010, the amount we expect our net pension cost to increase, our expectation regarding the amount the pension freeze will lower our annual U.S. pension plan costs and our expectation that the enhanced company contribution to our employee savings plan will not have a significant impact on our 2010 pension plan cost; our expectation for health care trend rates; our anticipated health care cost trend rate assumption; our discount rate model and expected future cash flows of benefit obligations; that the final outcome of our legal proceedings will not materially affect our financial results; our 2010 expected rate of return on plan assets; our intent to rebalance our plan portfolios by mid-2010; that we do not anticipate further changes in the 2010 assumptions for our pension and postretirement health care plans; our risk management program effects; our exposure relating to derivatives to credit and market risk; our expectation that 2010 commodity costs will be volatile; our belief regarding our liquidity; that we do expect any negative effects to our funding sources that would have a material effect on our liquidity; our expectation to fund pension contributions from operations; the element of our growth strategy to strengthen our brand portfolios and / or expand our geographic reach through disciplined programs of selective acquisitions and divestitures; the impact of future acquisitions or divestitures could have a material impact on our cash flows; our expectations regarding 2010 capital expenditures; our expectation to fund the repayment of our long-term debt with cash from operations or short-term borrowings; our intended use of the revolving credit agreement; that we expect to continue to meet the shareholders’ equity covenant; our expectation that we will continue to comply with our long-term debt covenants; that we expect to use borrowings under the Cadbury Bridge Facility and proceeds from other financing sources to finance the Cadbury acquisition and to refinance Cadbury debt; that we expect to refinance or reduce advances under the Cadbury Bridge Facility from proceeds of alternative financing sources; that guarantees do not have, and we do not expect them to have a material effect on our liquidity; our expectations regarding our aggregate contractual obligations; and our 2010 Outlook.

These forward-looking statements involve risks and uncertainties, and the cautionary statements contained in the “Risk Factors” found in Exhibit 99.11 to our Current Report on Form 8-K filed with the SEC on December 4, 2009 identify important factors that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, continued volatility in commodity costs, pricing actions, increased competition, our ability to differentiate our products from private label products, increased costs of sales, our indebtedness and our ability to pay our indebtedness, unexpected safety or manufacturing issues, Food and Drug Administration or other regulatory actions or delays, unanticipated expenses such as litigation or legal settlement expenses, a shift in our product mix to lower margin offerings, risks from operating globally, our failure to successfully integrate the Cadbury business and tax law changes. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this Form 8-K.